UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

ELIO MOTORS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1288581
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2942 North 24th Street, Suite 114-700, Phoenix, Arizona 85016

(Address, including zip code of principal executive office)

(602) 424-7472

Registrant’s telephone number, including area code

Common Stock, par value $0.01 per share

(Title of each class of securities issued pursuant to Regulation A)

Note Regarding Forward-Looking Statements

This Annual Report on Form 1-K includes “forward-looking statements.” To the extent that the information presented in this Form 1-K discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward looking. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in this Annual Report on Form 1-K. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, operating results, business strategy, and short-term and long-term business operations and objectives. These forward-looking statements speak only as of the date of this Annual Report on Form 1-K and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, the following:

●	overall strength and stability of general economic conditions and of the automotive industry more specifically, both in the United States and globally,

●	changes in consumer demand for, and acceptance of, our products,

●	changes in the competitive environment, including adoption of technologies and products that compete with our products,

●	industry cycles and trends,

●	changes in the price of oil and electricity,

●	changes in laws or regulations governing our business and operations,

●	demographic trends,

●	dependence on key personnel for current and future performance,

●	risks and uncertainties related to our significant indebtedness,

●	availability of adequate financing on acceptable terms to our customers and suppliers to enable them to enter into or continue their business relationships with us,

●	covenants in the agreements that govern our indebtedness that may limit our ability to take advantage of certain future business opportunities,

●	our ability to design, produce and market future vehicle models,

●	our ability to maintain quality control over our vehicles and avoid material vehicle recalls,

●	our ability to manage the distribution channels for our products, including our ability to successfully implement our direct to consumer distribution strategy,

●	costs and risks associated with litigation,

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings,

●	interest rates and the credit markets, and

●	other risks described from time to time in periodic and current reports that we file with the Securities and Exchange Commission (“Commission”).

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This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Annual Report on Form 1-K, including in the sections of this Annual Report on Form 1-K entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a very competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have limited operating history, have not yet begun producing or delivering our first vehicle, have no current revenue, and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Annual Report on Form 1-K may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. This Annual Report on Form 1-K contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk. You should read this Annual Report on Form 1-K and the documents that we reference in this Annual Report on Form 1-K and have filed as exhibits to this Annual Report on Form 1-K with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. Should one or more of the risks or uncertainties described in this Annual Report on Form 1-K occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this Annual Report on Form 1-K are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Annual Report on Form 1-K.

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Item 1. Business

Corporate Background and General Overview

Elio Motors was founded with a vision to create a high mileage, low-cost vehicle that is affordable to a larger income range of consumers. The price, efficiency and versatility of the vehicle makes it a perfect choice as a commuter vehicle that transcends multiple market segments. During the initial development phase, Elio Motors believed that the best strategy was to develop a gas-powered vehicle first, and then launch the electric Elio. Recently the automotive landscape has changed significantly, and Elio Motors now believes that it is better to develop an electric powered Elio first, and then potentially launch a gas Elio second based on demand. The new Elio model-E with a targeted base price of $14,900 is making it the most affordable electric vehicle on the market.

Most of the development and concepts from the gas Elio (Elio-G) can be utilized in the development of the electric Elio (Elio-E). For instance, seating two people front-to-back to significantly reduce the width of the vehicle and thereby increasing gas mileage (Elio-G) or range for a given size battery pack (Elio-E). By utilizing as much as possible, the work already completed on the Elio G, the Company will significantly shorten development time (vs. de novo approach). Elio has contacted Roush (one of Elio Motors engineering providers) and their assessment was that the current design could be electrified utilizing a significant portion of the engineering and development (including approximately $40,000,000) that has already occurred

Elio Motors progress in many other areas will be valuable to the ultimate successful creation of the Elio-E. For instance, Elio Motors went state by state and created a new category of vehicles (where necessary) so that you don’t have to wear a helmet in your fully enclosed Elio with three air bags. Our initial survey of engineering and business partners reveals that the majority still support the project. The plant in Shreveport is under lease and all of the critical manufacturing equipment is still in place.

The Company was unable to attract the necessary capital to complete the project as Elio Motors faced significant challenges in the funding market in developing a new gas-powered vehicle company in the 21st century. However, Elio believes by electrifying the Elio and entering a space that has recently seen large investments, its ability to attract the capital required to complete the project is significantly improved.

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Government Regulation

Many governmental standards and regulations relating to safety, fuel economy, emissions control, noise control, vehicle recycling, substances of concern, vehicle damage, and theft prevention are applicable to new motor vehicles, engines, and equipment manufactured for sale in the United States, Europe, and elsewhere. In addition, manufacturing and other automotive assembly facilities in the United States, Europe, and elsewhere are subject to stringent standards regulating air emissions, water discharges, and the handling and disposal of hazardous substances.

Competition

The worldwide automotive market, particularly for economy and alternative fuel vehicles, is highly competitive today, and we expect it will become even more so in the future. Other manufacturers have entered the three-wheeled vehicle market, and we expect additional competitors to enter this market within the next several years. As they do so, we expect that we will experience significant competition. With respect to the Elio, we also face strong competition from established automobile manufacturers.

We expect competition in our industry to intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

Research and Development

Research and development costs have been curtailed due to our inability to obtain financing. As of December 31, 2020 the Company has spent incurred $36.9 million in Research and Development Expenditures.

Employees

As of December 31, 2020, we employed a total two full-time and one part-time person. None of our employees are covered by a collective bargaining agreement.

Legal Proceedings

On July 10, 2017, the Louisiana Motor Vehicle Commission (the “LMVC”) determined that the Company was in violation of certain state laws by operating as a manufacturer and dealer without a license. The LMVC entered a judgement against the Company for a total amount of $545,000; $272,500 for not having a manufacturer’s license and $272,500 for not having an automobile dealer’s license. The LVMC ordered the Company to place all refundable reservations into a segregated account or face a daily fine of $5,000. The Company’s funds were segregated and held in a third-party fund and therefore, the Company believes it met the met the terms of the agreement.

In order to appeal the ruling, the Company had to remit $76,500 to a trust account. On March 27, 2019, the appellate court ruled in favor of the LMVC. The Company has applied the $76,500 trust payment to the original judgement of $545,000 and accrued $960,000 in its general and administrative expenses for year ending December 31,2019. The Company is in active settlement discussions with the LMVC to negotiate this amount, although no assurances can be made that the negotiation will be successful. Therefore, the Company continues to review its options including further appeal of the decision. As of June 4, 2021, the Company has transferred all funds into a separate Cash Deposit account, held at a bank for the benefit of the holders of refundable reservations.

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Properties

Our principal office is located at 2942 North 24th Street, Suite 114-700, Phoenix, Arizona, which is a mailing address of an executive suite leased on a month-to-month basis.

In 2013, we acquired the former General Motors (GM) light truck assembly plant in Shreveport, Louisiana to house our manufacturing operations. The property was one of the facilities transferred to the Revitalizing Auto Communities Environmental Response (“Racer”) Trust in March 2011, which was created to redevelop and sell 89 former GM facilities. The facility equipment was purchased by us from the Racer Trust, with all of the GM manufacturing equipment in place. The real property was purchased by an affiliate of Industrial Realty Group, LLC (“IRG”), the Shreveport Business Park, LLC. IRG and Shreveport Business Park, LLC are entities owned and controlled by Stuart Lichter, one of our directors and significant stockholders.

GM invested $1.5 billion during the 2002 expansion of the facility and as a result, it is one of the most modern automobile manufacturing facilities in North America, with fully integrated chassis conveyors, and moving workstations for engine, interior, body, and glass installation and fluid filling.1 We believe that the use of this facility by us greatly lowers start-up production risks of the project, prospectively saving as much as $350 million in facility and equipment costs prior to the start of production.

The facility is located on approximately 437 acres in Caddo Parish, in an industrial park southwest of Shreveport, Louisiana. There are three main structures on the property, excluding the wastewater treatment and power generation facilities. The three structures include the general assembly building (to be used by us), the former metal stamping and body manufacturing building (not to be used by us) and the original manufacturing building and paint shop (to be partially used by us). Of the approximately 3.2 million square feet of manufacturing space, we will utilize less than a third.

Item 1A. Risk Factors

Our future operating results could differ materially from the results described in this Annual Report on Form 1K due to the risks and uncertainties described below. You should consider carefully the following information about risks below in evaluating our business. If any of the following risks actually occur, our business, financial conditions, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock would likely decline.

We cannot assure investors that our assumptions and expectations will prove to be correct. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements. See “Note Regarding Forward-Looking Statements” in this Annual Report on Form 1-K. Factors that could cause or contribute to such differences include those factors discussed below.

Risks Related to Our Business and Industry

We are a development stage company with a limited operating history, which makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of an investment in our company. You must consider the risks and difficulties we face as a development stage company with limited operating history. Elio Motors was formed in October 2009. We have not yet produced or delivered our first vehicle and we have not generated any revenues. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed.

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The Elio is still in development, and we do not expect to start delivering vehicles in the near future

The Elio is still in development, and we do not expect to start delivering to customers until 2023. The Elio vehicle requires significant investment prior to commercial introduction and may never be successfully developed or commercially successful.

We have a history of losses and we expect significant increases in our costs and expenses to result in continuing losses for at least the foreseeable future.

For the fiscal year ended December 31, 2020, we generated a loss of approximately $18.0 million, bringing the accumulated deficit to approximately $215.8 million at December 31, 2020. We anticipate generating a significant loss for the foreseeable future until vehicle commercialization is attained. The independent auditor’s report on our financial statements includes an explanatory paragraph relating to our ability to continue as a going concern. We expect significant increases in costs and expenses to result in continuing losses for the foreseeable future. We have not generated any revenues and even if we are able to successfully develop the Elio, there can be no assurance that it will be commercially successful. We expect the rate at which we will incur losses to increase significantly in future periods from current levels.

We have a significant amount of debt, which is secured by all of our assets, including manufacturing equipment.

As of December 31, 2020, we had outstanding secured loans totaling approximately $27.1 million. Our manufacturing equipment located in our Shreveport, Louisiana, facility has been pledged as collateral to secure the repayment of these loans. If we are unable to repay any of our secured loans, a decision by the lender to foreclose on its security interest would materially and adversely affect our future.

We have a significant working capital deficiency.

At December 31, 2019, our working capital deficit was approximately $84.7 million. This deficit increased to approximately $104.6 million at December 31, 2020.

We may not be able to obtain adequate financing to continue our operations.

The design, manufacture, sale and servicing of vehicles is a capital-intensive business. We will need to raise additional funds through the issuance of equity, equity-related, or debt securities or through obtaining credit from government or financial institutions. This capital will be necessary to fund ongoing operations, continue research, development and design efforts, establish sales centers, improve infrastructure, and make the investments in tooling and manufacturing equipment required to launch the Elio. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects would be materially and adversely affected.

Our proposed budgets are likely to change.

It is difficult to accurately budget for all of our expenses, as we are still in the prototype build phase of development. We plan to build eighteen additional engineering prototypes to simulate manufacturing assembly of components similar to production to assure tooling clearance, integration and buildability of components. Accordingly, it is likely that certain changes will need to be made to the design of the vehicle, the components to be used, the production tooling, and/or the manufacturing process which will impact the budgeted amounts.

Our success is dependent upon consumers’ willingness to adopt three-wheeled, front to back seated two passenger vehicles.

If we cannot develop sufficient market demand for three-wheeled vehicles, we will not be successful. Factors that may influence the acceptance of three-wheeled vehicles include:

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Decline in industry due to financial crisis, recession, geopolitical events, or other factors could materially adversely affect our business, financial condition, results of operations and cash flow.

Because we, like other manufacturers, have a high proportion of relatively fixed structural costs, relatively small changes in industry sales volume can have a substantial effect on our cash flow and profitability. If industry vehicle sales were to decline to levels significantly below our planning assumption, particularly in the United States, due to financial crisis, recession, geopolitical events, or other factors, the decline could have a substantial adverse effect on our financial condition, results of operations, and cash flow.

Our business may be adversely affected by fluctuations in foreign currency exchange rates, commodity prices, and interest rates.

As a resource-intensive manufacturing operation, we are exposed to a variety of market and asset risks, including the effects of changes in foreign currency exchange rates, commodity prices, and interest rates. We will monitor and manage these exposures as an integral part of our overall risk management program, which will recognize the unpredictability of markets and seek to reduce potentially adverse effects on our business. Nevertheless, changes in currency exchange rates, commodity prices, and interest rates cannot always be predicted or hedged.

Our business, operating results and growth rates may be adversely affected by current or future unfavorable economic and market conditions.

Our business depends on the economic health and general willingness of our prospective end-customers to make the financial commitments necessary to purchase our products. If the conditions in the U.S. and global economies remain uncertain or continue to be volatile, or if they deteriorate, our business, operating results and financial condition may be materially adversely affected.

Economic, geopolitical, protectionist trade policies, or other events could have a materially adverse effect on our financial condition and results of operations.

With the increasing interconnectedness of global economic and financial systems, a financial crisis, natural disaster, geopolitical crisis, or other significant event in one area of the world can have an immediate and material adverse impact on markets around the world. In addition, we may in the future have operations in various markets with volatile economic or political environments and pursue growth opportunities in a number of newly developed and emerging markets. These investments may expose us to heightened risks of economic, geopolitical, or other events, including governmental takeover (i.e., nationalization) of our manufacturing facility or intellectual property, restrictive exchange or import controls, disruption of operations as a result of systemic political or economic instability, outbreak of war or expansion of hostilities, and acts of terrorism, each of which could have a substantial adverse effect on our financial condition and results of operations.

Terms of subsequent financings may adversely impact existing investments.

We will have to engage in common equity, debt, or preferred stock financings in the near future. The rights and the value of existing investments in our Common Stock could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock. In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of existing investments. Shares of Common Stock which we sell could be sold into any market which develops, which could adversely affect the market price.

While we have received paid reservations for the Elio vehicle, such reservations may not result in actual sales.

As of December 31, 2020, we had reservations and related deposits for 65,453 Elio vehicles, with $26.7 million of these deposits being non-refundable, and $1.2 million being subject to cancellation upon demand by the customer up until delivery of the vehicle. These reservations secure a customer’s place in line to purchase an Elio. Holders with refundable reservations may cancel their reservations for many reasons.

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We face significant barriers in our attempt to produce the Elio, and if we cannot successfully overcome those barriers the business will be negatively impacted.

We face significant barriers as we attempt to produce our first mass produced vehicle. We currently have a few drivable early prototypes of the Elio, but do not have a full production intent prototype, a final design, a built-out manufacturing facility or manufacturing processes.

We may experience significant delays in the design, manufacture, launch and financing of the Elio vehicle which could harm our business and prospects.

Any delay in the financing, design, manufacture and launch of the Elio could materially damage our brand, business, prospects, financial condition and operating results. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models. We may experience future delays in launching the Elio and any such delays could be significant.

We face risks associated with numerous governmental standards and regulations, which could adversely affect our business and financial condition.

As described under “Business-Government Regulations,” the Elio will need to comply with many governmental standards and regulations relating to vehicle safety, fuel economy, emissions control, noise control, and vehicle recycling, among others. In addition, manufacturing facilities like our Shreveport, Louisiana facility will be subject to stringent standards regulating air emissions, water discharges, and the handling and disposal of hazardous substances. We may incur significant costs in order to remain in compliance with all of these requirements. Should we fail to comply with any standards and regulations, we could be subject to substantial penalties and fines, which could materially adversely affect our business, financial condition and operating results.

We may become subject to product liability claims, which could harm our financial condition and liquidity

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face an inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. A successful product liability claim against us could require us to pay a substantial monetary award

We may face regulatory limitations on our ability to sell vehicles directly, which could materially and adversely affect our ability to sell our vehicles.

We will sell our vehicles directly to consumers through Company-owned stores or online. We may not be able to sell our vehicles through this sales model in each state in the United States as some states have laws that may be interpreted to impose limitations on this direct-to-consumer sales model. In certain states in which we are not able to obtain dealer licenses, we plan to open galleries where the Elio may be viewed in person (similar to Tesla studios), but which are not full retail locations.

Internationally, there may be laws of which we are unaware of in jurisdictions we wish to enter that may restrict our sales or other business practices. Even for those jurisdictions we have analyzed, the laws in this area can be complex, difficult to interpret and may change over time.

Demand in the vehicle industry is highly volatile and may affect our operating results.

Volatility of demand in the vehicle industry may materially and adversely affect our business prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. As a new start-up manufacturer, we will have less financial resources than more established vehicle manufacturers to withstand changes in the market and disruptions in demand. In the future, demand for the Elio may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and financial resources compared to many incumbent automobile manufacturers.

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If we are unable to attract and/or retain key employees and hire qualified personnel, our ability to compete could be harmed.

The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our vehicles and services, and negatively impact our business, prospects and operating results. In particular, we are highly dependent on the services of Paul Elio, our Chief Executive Officer. We have not obtained any “key man” insurance for Mr. Elio.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management’s attention away from our current business operations.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

When we become a reporting company, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and controls over financial reporting. In particular, as a public company, we will be required to perform system and process evaluations and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. We will be required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after we become a fully reporting company under the Exchange Act. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the Commission or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future.

Compliance with environmental matters and worker health and safety laws could be costly, and noncompliance with these laws could have a material adverse effect on our operating results, expenses and financial condition.

It is expected that some of our manufacturing operations will use substances regulated under various federal, state, local and international laws governing the environment and worker health and safety, including those governing the discharge of pollutants into the ground, air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. Some of our products are subject to various federal, state, local and international laws governing chemical substances in electronic products. The costs of compliance, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. We may also face unexpected delays in obtaining permits and approvals required by such laws in connection with our manufacturing facilities, which would hinder our operation of these facilities. Such costs and delays may adversely impact our business prospects and operating results. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of our operations.

Our business and prospects depend on the strength of our marketing efforts and our brand. Failure to maintain and enhance our brand would harm our ability to maintain and expand our base of customers.

Maintaining and enhancing our brand is important to maintaining and expanding our base of customers who have a desire to purchase an Elio. This will depend largely on our ability to continue to communicate effectively the latest developments concerning the vehicle. While we may engage in a broader marketing campaign to further promote our brand, this effort may not succeed. Our efforts in developing our brand may be affected by the marketing efforts of our competitors. If we are unable to cost-effectively maintain and increase awareness of our brand, our business, results of operations and financial condition could be harmed.

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Risks Related to our Common Stock

The stock price of our Common Stock may be volatile.

The market may experience significant price and volume fluctuations that are often unrelated to the operating performance of individual companies. In addition to general market volatility, many factors may have a significant adverse effect on the market price of our stock, including:

●	limited trading volume in the Common Stock,

●	quarterly variations in operating results,

●	involvement in litigation,

●	general financial market conditions,

●	announcements by our competitors,

●	liquidity and financial resources.

●	ability to raise additional funds,

●	potential delays in production,

●	changes in government regulations, and

●	other events.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

The ownership of our Common Stock is concentrated among existing executive officers and directors.

Our executive officers and directors own beneficially, in the aggregate, approximately 83% of the outstanding shares of our Common Stock. As a result, they are able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Certificate of Incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of Elio Motors or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

We have never paid cash dividends on our capital stock, and we do not anticipate paying cash dividends in the foreseeable future.

We have never declared or paid any cash dividends on our Common Stock and do not intend to pay any cash dividends in the foreseeable future. In addition, we may enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our Common Stock. We currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for the foreseeable future.

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If an active, liquid trading market for our Common Stock does not develop, you may not be able to sell your shares quickly.

An active and liquid trading market for our Common Stock may not develop or be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, our stock price may decline.

We may provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this Annual Report on Form 1-K and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of our Common Stock may decline as well.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Provisions of Delaware law may delay or prevent transactions that would benefit stockholders.

The Delaware General Corporation Law, or DGCL, contains provisions that may have the effect of delaying, deferring or preventing a change of control of the Company. Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

Future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Because our decision to issue debt securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock.

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Our shares of Common Stock are subject to the penny stock rules, which may make it more difficult to trade our shares.

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the NASDAQ and if the price of our Common Stock is less than $5.00 per share, our Common Stock is deemed to be a penny stock. The penny stock rules require a broker dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock may decline.

As a public company, we would be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, we will be required to report any changes in internal controls on a quarterly basis. In addition, we would be required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We will design, implement, and test the internal controls over financial reporting required to comply with these obligations. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the Common Stock could be negatively affected. We also could become subject to investigations by the stock exchange on which the securities are listed, the Commission, or other regulatory authorities, which could require additional financial and management resources.

We will incur increased costs as a result of operating as a listed public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a listed public company, and particularly if at some point in the future we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we have not incurred in the past. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NASDAQ and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a listed public company or the timing of such costs.

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The tax treatment of corporations or an investment in our Common Stock could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of corporations, including us, or an investment in our Common Stock, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Common Stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

You should read the following discussion and analysis of our financial condition and operating results together with our financial statements and related notes included elsewhere in this Annual Report on Form 1-K. This discussion and analysis and other parts of this Annual Report on Form 1-K contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Annual Report on Form 1-K.

Operating Results

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Operating expenses for the year ended December 31, 2020 increased by 21.3% over the comparable 2019 period.

General and administrative expenses decreased approximately $1.0 million or 24.8%, primarily resulting from a $1.1 million reduction in non-cash stock compensation expense, partially offset by a $0.1 million increase in fees associated with the Shreveport Business Park lease.

Interest expense increased by $2.6 million or 21.3% as compared to the prior year, due primarily to a $1.5 million increase in the interest on the Racer note payable, and an $1.0 million increase in the interest on the Shreveport Business Park

As a result, our net loss for the year ended December 31, 2020 was $17,973,372 as compared to $16,406,842 for the comparable 2019 period, an increase of 21.3%. Our accumulated deficit was $215,794,405 as of December 31, 2020.

Liquidity and Capital Resources

As of December 31, 2020, we had cash of $130,915 and a working capital deficit of $104,631,551 compared to cash of $80,614 and a working capital deficit of $84,660,943 at December 31, 2019. The increase in the working capital deficit was due primarily to the increase in accounts payable and accrued liabilities and accrued interest payable. As of December 31, 2020, current liabilities increased $21.3 million compared to the prior year as a result of interest accruing on the Company’s notes payable and increases in accounts payable and accrued liabilities as we seek additional working capital funding.

CH Capital Lending, LLC

On April 27, 2017, we entered an extension agreement with CH Capital Lending, LLC in which CH Capital Lending, LLC has agreed to extend the maturity date of the note to July 31, 2018 with respect to a loan for approximately $4.11 million, secured by a first position in equipment in the Shreveport, Louisiana manufacturing facility. The extension required a payment of $350,000 to the lender by August 1, 2017 and $50,000 per month thereafter. On August 11, 2017 the Company entered into the first amendment to the second loan extension agreement, in which CH Capital extended the due date of the $350,000 payment from August 1, 2017 to November 1, 2017, and $50,000 per month thereafter.

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On April 30, 2018 the Company entered into the second amendment to the second loan extension agreement with CH Capital, which extended the due date of the $650,000 due under the first amendment of the second loan extension until July 31, 2018. As a condition of the foregoing extension, the Company paid to CH Capital on May 3, 2018, $162,500, which was applied to and reduce the $650,000 owed by the Company. The agreement further obligated to Company to pay CH Capital $50,000 per month, no later than the first day of each month, beginning June 1, 2018. The lender, CH Capital Lending, is an affiliate of Stuart Lichter, one of our directors and significant stockholders.

On November 7, 2018 the Company entered into the third amendment to the second loan extension agreement with CH Capital, which amended the amount due of $487,500 on July 31, 2018, due under the second amendment of the second loan extension. In lieu of the remaining $487,500 previously due at July 31, 2018, the Company had until December 14, 2018 to make a payment of $2,500,000 and $50,000 per month, no later than the first day of each month, beginning January 1, 2019. The December 14, 2018 payment and the monthly payments due thereafter have not been made by the Company

Stuart Lichter

During 2014, the Company received advances totaling $1,900,500 from a director and significant stockholder of the Company, as evidenced by promissory notes. The notes incur interest at 10% per annum. All accrued interest and unpaid principal is payable upon maturity at December 2018.

Racer Trust

We also have a long-term loan of $23,000,000 from the Racer Trust which was incurred in March 2013 in connection with the purchase of the equipment at the Shreveport facility. This loan was to be repaid in monthly installments of $173,500 beginning on November 1, 2013, with the entire remaining balance due September 1, 2016. We were delinquent on the first payment, which triggered default interest to be charged on the loan at 18% per annum. Payments made in 2014 were applied to this interest. In March 2015, we entered into an amendment to the promissory note which deferred the installment payments until January 1, 2016 and extended the maturity date to July 1, 2017. We were late on the September and October 2016 payments, which triggered default interest to be charged on the loan at 18% per annum. A forbearance agreement was signed with Racer Trust that extended the payments until May 31, 2017, with payments commencing June 1, 2017. Default interest of 18% per annum will continue to accrue as of October 1, 2016. On May 31, 2017, we entered into additional agreements with Racer Trust that further extended the payments until July 31, 2017, with monthly installments resuming on August 1, 2017 and extended the maturity date of the note to July 31, 2018. On July 1, 2017 we entered into a forbearance agreement that extended the payments until September 30, 2017, with payments commencing October 1, 2017. On September 30, 2017, the Company amended the forbearance agreement with Racer Trust extending the payments until January 1, 2018, provided that the Company pay to Racer a $10,000 monthly administrative fee for October 2017, November 2017, and December 2017. On January 1, 2018, the Company further amended the forbearance agreement with Racer Trust. Under the terms of the amendment the Company shall pay Racer Trust on or before July 10, 2018 $3,934,256, which is the sum of the unpaid monthly amounts and late fees due to Racer Trust. On July 12, 2021 the Company amended the forbearance agreement with Racer Trust. Under the terms of the amendment, the forbearance is extended until September 30, 2021.

Convertible Subordinated Secured Notes Payable

During 2015, the Company issued $5,000,560 Tier 1 and $341,000 Tier 2 Convertible Subordinated Secured Notes. The notes are due September 30, 2022, and incur interest at 5% per annum. The Tier 1 and Tier 2 notes convert into common shares at a conversion price of $5.98 and $9.65, respectively. The notes contain a repricing provision that was triggered by a private placement of common stock on March 31, 2017 to a director and stockholder of the Company. The conversion rate of the Tier 2 notes were reduced from $9.65 per share of common stock to $5.98 per share of common stock. At December 31, 2017, the Tier 1 and Tier 2 Convertible Subordinated Notes outstanding is $1,586,981 and $71,000, respectively. On April 24, 2018, the repricing provision was triggered again by a private placement of common stock. The conversion rate of the Tier 1 and Tier 2 notes were reduced from $5.98 per share of common stock to $2.75 per share of common stock.

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Convertible Unsecured Notes Payable

Beginning in August 2017 through April 19, 2018, the Company received advances totaling $1,675,000 evidenced by Convertible Unsecured Note (“Convertible Unsecured Notes”) to directors and stockholders of the company. The Convertible Unsecured Notes can be converted into common stock at a conversion price equal to the lessor of (i) seventy-five percent (75%) of the per share price at which common stock is offered by the Company to the public pursuant to the registration statement filed with the Securities and Exchange Commission on August 3, 2017 or (ii) the average trading price for the common stock during the ten (10) trading day period ending one trading day prior to the date of conversion. The Convertible Unsecured Notes can be voluntarily converted at any time commencing six months after the original issue date and have a two-year maturity date. The Convertible Unsecured Notes incur interest, payable upon maturity at 5% per annum on the principal amount. Concurrent with the Board’s approval of the April 24, 2018 private placement of common stock, as discussed in Note 12, the Board also approved an amendment to all outstanding Unsecured Convertible Notes. The Board approved a resolution which permitted the outstanding notes to be converted at $2.75, the same price at which common stock was sold in the private placement. On April 25, 2018, a related party note holder converted $1,675,000 of principal and $32,563 of accrued interest into 620,932 shares of common stock.

Finance Sublease Obligation

We also have a capital sublease obligation with Shreveport Business Park, LLC, an affiliate of Stuart Lichter, one of our directors and significant stockholders. On November 17, 2016, we entered into a second capital sublease amendment, which converted sublease payments, common area maintenance charges, property taxes, insurance, and late fees and interest into 435,036 shares of the Company’s Series C Convertible Preferred Stock and a warrant to purchase 25,000 shares of the Company’s common stock. On January 1, 2017, $2,992,125 in sublease payments, and $598,324 in projected lease charges also converted into 96,380 shares of the Company’s Series D Convertible Preferred Stock. On December 28, 2017, the Company entered into the third amendment with Shreveport Business Park, LLC. Under the third amendment of the leased space shall be reduced by 152,557 square feet effective January 1, 2018. As a result of the reduction in square feet, the base rent shall be $211,205. On April 30, 2018, the Company entered into the fourth amendment with Shreveport Business Park, LLC. The terms of the new agreement deferred the monthly lease and lease related charges beginning January 1, 2018 through July 31, 2018. On May 3, 2018, as a condition of the foregoing amendment, the Company paid $387,811 to Shreveport Business Park and agreed to an additional payment of $1,848,100 on or before July 31, 2018. The agreement stipulates that monthly payments shall begin on August 1, 2018. On July 12, 2021 the Company entered jnto a fourth amendment, extending the terms of the agreement until September 30, 2021.

Customer Reservations

As of December 31,2019, we have received approximately $27 million in deposits representing reservations for 58,000 Elio vehicles. Of this amount, approximately $1.3 million is refundable, and is held in reserve with a financial institution.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020:

Payments due by Period:

	Total	<1 year	1-3 years	3-5 years	>5 years
Long-term debt	$63,014,665	$63,014,665	$-	$-	$-
Convertible notes payable	5,590,484	-	5,590,484	-	-
Capital lease obligations	47,307,599	2,534,454	7,831,464	7,831,464	29,110,217
Total	$115,912,748	$65,549,119	$13,421,948	$7,831,464	$29,110,217

Payments due by period included accrued interest through the date that the obligation will be settled.

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Going Concern

Our financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated operating revenues since inception and has never paid any dividends. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, and the ability of the Company to obtain necessary equity financing to continue. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of $215,794,405 as of December 31, 2020. In addition, we have a working capital deficit of $104,631,551 as of December 31, 2020. We had net losses of $17,973,988 and $16,406,842 for the years ending December 31, 2020 and 2019, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. If we are unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

The ongoing execution of our business plan is expected to result in operating losses over the next twelve months. Management believes it will need to raise capital through loans or stock issuances in order to have enough cash to maintain its operations for the next twelve months. There are no assurances that we will be successful in achieving our goals of obtaining cash through loans, stock issuances, or increasing revenues and reaching profitability.

In view of these conditions, our ability to continue as a going concern is dependent upon our ability to meet our financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event we cannot continue as a going concern.

Subsequent Events

Item 3. Directors and Officers

Our directors and executive officers, and their ages as of August 31, 2021, are as follows:

Name	Position	Age	Term of Office
Executive Officers:
Paul Elio	Chairman and Chief Executive Officer	57	October 2009
Directors:
Paul Elio	Director	57	October 2009
James Holden	Director	70	November 2012
Hari Iyer	Director	56	November 2012
Stuart Lichter	Director	73	November 2012
David C. Schembri	Director	68	November 2012
Kenneth L. Way	Director	82	November 2012

Our executive officers work full-time. There are no family relationships between any directors or executive officers. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

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Executive Officer

Paul Elio, Chief Executive Officer and Board Chairman. Mr. Elio founded Elio Motors and has been its CEO and Chairman since the Company’s inception. He has over 22 years of experience in business management and engineering, most recently as founder and CEO, from 1998 to 2011, of Elio Engineering, dba ESG Engineering. ESG was a Tempe, Arizona company which designed, engineered and prototyped products using state-of-the-art design tools and techniques, evaluated them for engineering feasibility and designed them for high volume manufacturing and assembly. Mr. Elio held various positions at Johnson Controls from 1992 to 1997. He holds numerous patents related to various mechanisms. He graduated from the General Motors Institute of Engineering & Management (now Kettering University) with a Bachelor of Science in Mechanical Engineering in 1995.

Directors

James Holden, Director. Mr. Holden is the former Chief Executive Officer of DaimlerChrysler, where he worked in various leadership positions for 19 years until November 2000. He has been a director of Sirius XM Radio, Inc. since August 2001, of Speedway Motorsports, Inc. since 2004, and of Snap-on, Inc. since 2009. Mr. Holden was a director of Motors Liquidation Company until its dissolution in December 2011. Mr. Holden earned a B.S. in political science from Western Michigan University and a MBA degree from Michigan State University.

Stuart Lichter, Director. Mr. Lichter is President and Chairman of the Board for Industrial Realty Group, LLC (IRG), a privately-held real estate development and investment firm specializing in the acquisition, development and management of commercial and industrial real estate across the United States. IRG’s core competency is retrofitting otherwise obsolete buildings, corporate campuses, former military bases and industrial complexes. Mr.

Lichter oversees all critical aspects of the business, including acquisitions, leasing, and property management at IRG, which he founded 40 years ago.

David C. Schembri, Director. Since August 2012, Mr. Schembri has been the CEO of the Active Aero Group, of Belleville, Michigan, a supply-chain solutions provider focused on transportation logistics for customers with sensitive or time-critical freight, principally in the United States and Mexico. From February 2010 to August 2012, he was the CEO of Vehicle Production Group, a company based in Allen Park, Michigan, that made vans for the disabled. From July 2006 to January 2010, Mr. Schembri was the President of Smart USA, a Penske Automotive Group company. He was responsible for the successful launch of Smart USA (a division of Mercedes-Benz), which included establishing and maintaining a sales and service retail network, customer relations, logistics, advertising, marketing, PR, government relations, and a parts distribution network. Much of his career was spent in various executive positions at Mercedes-Benz (1994 to 2005) and Volkswagen (1979 to 1993). He attended the University of Detroit, where he earned both his Bachelor’s degree and his MBA.

Kenneth L. Way, Director. Mr. Way served as the Chief Executive Officer of Lear Corporation from 1988 to September 2000 and Chairman of the Board from 1988 to December 2002. Mr. Way served with Lear Corporation and its predecessor companies for 37 years in various engineering, manufacturing and general management capacities. During his career he has served as a director for several organizations. At present, he is a director of CMS Energy of Jackson, Mississippi, and of Cooper Standard Auto, of Novi, Michigan, positions he has held since 1997 and 2004, respectively.

Hari Iyer, Director. In addition to serving as a director, Mr. Iyer was the Chief Operating Officer of Elio Motors from January 2014 to May 2016. He left the Company to start a new business, YoYo, an on-demand, payper-mile car subscription service as an alternative to buying or leasing automobiles. He brings nearly 25 years of product development, business strategy and operations expertise in the automotive industry. From January 2011 to August 2013, Mr. Iyer was Executive Vice President at Envia Systems, a Silicon Valley battery manufacturer, where he led all aspects of business strategy and product commercialization. From October 2009 to November 2010 (and as a full-time consultant from ESG Engineering from October 2006 to September 2009), he served as Vice President of Engineering at Next Autoworks Company. At Next Autoworks, Mr. Iyer developed the original vehicle architecture, led the selection of vehicle technologies and suppliers and was responsible for all module engineering teams. From June 1999 to September 2009, Mr. Iyer was co-founder and Chief Operating Officer at ESG Engineering, a product development firm specializing in the automotive and cleantech space. Mr. Iyer held various positions at Johnson Controls, Automotive Systems Group from January 1989 to August 1997. He received his M.S. in Mechanical Engineering from Penn State and his M.B.A. from Stanford Graduate School of Business.

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Compensation of Executive Officers

The following table sets forth information about the remuneration of our named executive officers for services rendered during our fiscal years ended December 31, 2020 and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Paul Elio,	2020	250,000	-	-	122,583
Chief Executive Officer	2019	250,000	-	-	239,583
Connie Grennan,	2019	175,000	100,449	-	166,074
Chief Financial Officer

Narrative Disclosure to Compensation Tables

Salaries of our named executive officers are generally reviewed annually and are based on the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance. Other factors that may influence salaries of our named executive officers include the size and activity of the Company, the stage of the Company’s development and the salaries of executive officers within the industry. We have not entered into employment agreements with any our executive officers.

Outstanding Equity Awards at Fiscal Year-end

Equity incentive

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Paul Elio	-	-	-	-	-
	-	-	-	-	-
Connie Grennan	-	100,000	-	3.00 (1)	10/11/2023
	-	50,000	-	3.00	03/25/2024
	-	58,333	-	3.00	03/13/2025

(1) On March 26, 2018, the Compensation Committee approved a resolution reducing the exercise price of the options outstanding from $19.68 to $3.00 per share of common stock.

The options vest equally over three years beginning October 2017, and options granted to employees may not be exercised until production commences.

2016 Stock Option Plan. In May 2016, our shareholders adopted the 2016 Incentive and Nonstatutory Stock Option Plan (the “2016 Stock Option Plan”), the principal terms of which are summarized below. The following summary is qualified in its entirety by the full text of the 2016 Stock Option Plan, which is an exhibit to the registration statement filed with Commission on July 25, 2016.

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The 2016 Stock Option Plan is intended to (i) encourage ownership of shares by our employees and directors and certain consultants to the Company; (ii) induce them to work for the benefit of the Company; and (iii) provide additional incentive for such persons to promote the success of the Company.

Our Compensation Committee administers the 2016 Stock Option Plan, which permits the granting of options to purchase up to 2,000,000 shares of Common Stock.

Options Granted. In October 2016, the Compensation Committee granted a total of 510,380 stock options, which were exercisable at $19.68 per share and expire in October 2023. The options vest equally over three years beginning October 2017, and options granted to employees may not be exercised until production of the Elio commences. As of December 31, 2016, 121,380 options were forfeited. On March 26, 2018, the Compensation Committee consented to the repricing of the October 2016 options and reduced the exercise price to $3.00 per share. On March 26, 2018, the Compensation Committee also granted an additional 261,100 stock options, which are exercisable at $3.00 per share and expire in March 2025. The options vest equally over three years beginning March 2019. At December 31, 2019 an additional 126,000 options were forfeited. On March 14, 2019, the Compensation Committee approved the award of 217,000 additional options to certain Company personnel at an exercise price of $3.00 per share. The shares vested immediately. All options expire seven years from the award date. The outstanding balance of stock options at December 31, 2019 was 741,100. In 2020, 1,520 options expired. The outstanding balance of stock options at December 31, 2020 was 739,580.

Employee Benefits and Perquisites. Our named executive officers are eligible to participate in our health and welfare plans. We do not provide our named executive officers with any other perquisites or other personal benefits.

Compensation of Directors

Name	Fees earned or paid in cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
James Holden	0	0	0	0
Stuart Lichter	0	0	0	0
David Schembri	0	0	0	0
Kenneth Way	0	0	0	0

(1)	At the grant date the option awards were valued using a Black-Scholes option pricing model using the following assumptions: volatility rate of 70.0%; risk-free interest rate of 1.11% based on a U.S. Treasury rate of 3 years; and a 4.5-year expected option life. On March 26, 2018, the Compensation Committee approved a resolution reducing the exercise price of the options outstanding from $19.68 to $3.00 per share of common stock. The value of the option awards using a Black-Scholes option pricing model and the reduced exercise price is $49,128, $24,564, and $49,128 for Directors Holden, Schembri and Way, respectively.

We currently do not pay directors’ fees for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

In October 2016, Directors Holden, Schembri and Way were granted options to purchase 24,000, 12,000 and 24,000 shares, respectively. The options vest equally over three years beginning October 2017, expire in October 2023, and are exercisable at $19.68 per share. On March 26, 2018, the Compensation Committee approved a resolution adjusting the exercise price of the 2016 option award from $19.68 to $3.00 per share of common stock

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Item 4. Security Ownership of Management and Certain Securityholders

We have determined beneficial ownership in accordance with rules of the Commission. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of stock deemed outstanding includes shares issuable upon exercise of stock options or warrants held by the respective person or group that may be exercised or converted within 60 days after May 31, 2018. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after May 31, 2018 are included for that person or group but not for any other person or group.

Applicable percentage ownership is based on the following shares of our voting stock outstanding at May 31, 2018: 29,448,460 shares of Common Stock, 435,036 shares of Series C Preferred Stock, and 96,380 shares of Series D Preferred Stock. Each share of Series C and Series D Preferred Stock is convertible into one share of Common Stock. The holders of the Series C and Series D Preferred Stock are entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holders’ shares could be converted. The Series C and Series D Preferred Stock and Common Stock vote together as a single class on all matters submitted to the shareholders of the Company.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o Elio Motors, Inc., 2942 North 24th Street, Suite 114-700, Phoenix, Arizona 85016.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares (#)	Percentage (%)
5% or Greater Shareholders:
Paul Elio (1)	17,995,000	17.4%
Elio Engineering, Inc.	12,750,000	43.1%
Stuart Lichter (2)	9,766,459	22.5%

Named Executive Officers and Directors:
Kenneth Way (3)	189,261	0.6%
James Holden (3)	142,578	0.5%
Connie Grennan	-	-
Hari Iyer	-	-
David Schembri (3)	4,000	-
All current directors and executive officers as a group (7 persons)	27,476,450	83.1%

(1)	Includes 12,750,000 shares owned of record by Elio Engineering, Inc. of which Mr. Elio is the President, a director and majority shareholder.
(2)	Includes 1,946,378 shares issuable upon exercise of immediately exercisable options. Includes shares of Series C and Series D Preferred Stock which are immediately convertible into 531,416 shares of Common Stock and immediately exercisable warrants to purchase 25,000 shares of Common Stock owned by Shreveport Business Park, LLC, an entity owned and controlled by Mr. Lichter. Includes 620,847 shares not issued and reflected as stock payable on the Company’s balance sheet. See Item 5. “Interest of Management and Others in Certain Transactions.”
(3)	Includes 20,000 shares of Common Stock issuable upon the exercise of immediately exercisable options. See Item 5. “Interest of Management and Others in Certain Transactions.”

Item 5. Interest of Management and Others in Certain Transactions

Paul Elio and ESG Engineering

The original design for the Elio was conceived by Paul Elio and Elio Engineering, Inc., dba ESG Engineering, a company partially owned and controlled by Paul Elio. ESG Engineering transferred all rights to the design to Elio Motors, valued at $25,000,000, as consideration for 25,000,000 shares of our Common Stock. In addition, we assumed approximately $1,277,187 of payables that ESG Engineering had incurred on behalf of Elio Motors. ESG Engineering transferred 12,250,000 shares of our Common Stock to Paul Elio in November 2012 in consideration for his services in forming and organizing Elio Motors.

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Transfer of Consumer Financing Rights

In 2012, we transferred the right to provide consumer financing for the purchase of the Elio to Carr Finance Company, LLC in consideration of Paul Elio’s efforts to devote his time and attention to developing the business of the Company with only limited compensation. Mr. Elio is a member of Carr Finance Company, LLC.

Guaranty of Loan Repayment Provided by Stuart Lichter; Loan from CH Capital Lending

On February 28, 2013, in connection with the acquisition of certain machinery and equipment at the Shreveport facility, we entered into a promissory note with GemCap Lending I, LLC for $9,850,000, the payment of which is secured by a first lien on our equipment at the Shreveport facility. Stuart Lichter personally guaranteed the payment of this note. CH Capital Lending, LLC purchased the loan from GemCap on August 1, 2014. CH Capital Lending is an affiliate of Stuart Lichter. Prior to 2017 the Company has applied approximately $5,648,765 of proceeds from the sale of equipment to the balance of the note. On July 31, 2015, we entered into a forbearance agreement with CH Capital Lending in which CH Capital Lending has agreed to forbear on enforcing the payment of this note until July 31, 2016. On April 27, 2017, we entered into a loan extension agreement, which extended and amended the maturity date to July 31, 2018.

The extension required a payment of $350,000 on August 1, 2017 and $50,000 per month thereafter. On August 11, 2017 the Company entered into the first amendment to the second loan extension, which extended the due date of the $350,000 payment from August 1, 2017 to November 1, 2017, and $50,000 per month thereafter. During 2017, the Company applied $283,050 of proceeds from the sale equipment to the balance of the note.

On April 30, 2018 the Company entered into the second amendment to the second loan extension agreement with CH Capital Lending, LLC, which extended the due date of the $650,000 due under the first amendment of the second loan extension until July 31, 2018. As a condition of the foregoing extension, the Company paid to CH Capital Lending, LLC on May 3, 2018, $162,500, which was applied to and reduce the $650,000 owed by the Company. The agreement further obligated to Company to pay CH Capital $50,000 per month, no later than the first day of each month, beginning June 1, 2018. CH Capital Lending, LLC is an affiliate of Stuart Lichter and Mr. Lichter has guaranteed the repayment of this note.

On November 7, 2018 the Company entered into the third amendment to the second loan extension agreement with CH Capital, which amended the amount due of $487,500 on July 31, 2018, due under the second amendment of the second loan extension. In lieu of the remaining $487,500 previously due at July 31, 2018, the Company had until December 14, 2018 to make a payment of $2,500,000 and $50,000 per month, no later than the first day of each month, beginning January 1, 2019. The December 14, 2018 payment and the monthly payments due thereafter have not been made by the Company..

At December 31, 2019 and 2018, the unpaid principal balance of the note was $3,827,707. See NOTE 6 – NOTES PAYABLE DUE TO RELATED PARTY of the Notes to Financial Statements for more information regarding this debt obligation.

Lease with Shreveport Business Park, LLC

Our equipment is located in a plant in Shreveport, Louisiana, which is leased by Shreveport Business Park, LLC (“SBP”), an entity owned and controlled by Stuart Lichter, one of Elio’s directors and significant stockholders. We entered into an agreement with SBP in December 2013 to sublease 997,375 square feet of manufacturing and warehouse space for a 25-year term, which provides for a rent-free period until the earlier of four months after the start of production or August 1, 2015, after which the base rent will be $249,344 per month. Since December 2013, we have been obligated to pay taxes, insurance expenses and common expenses with respect to this space and are past due in paying these amounts. On July 31, 2015, we entered into an amendment to the lease which extended the base rent commencement date to February 1, 2016 and deferred payment of the base rent for the period February 1, 2016 through

21

On December 28, 2017, the Company entered into the third amendment with Shreveport Business Park, LLC. Under the third amendment of the leased space shall be reduced by 152,557 square feet effective January 1, 2018. As a result of the reduction in square feet, the base rent shall be $211,205. On April 30, 2018, the Company entered into the fourth amendment with Shreveport Business Park, LLC. The terms of the new agreement deferred the monthly lease and lease related charges beginning January 1, 2018 through July 31, 2018. On May 3, 2018, as a condition of the foregoing amendment, the Company paid $387,811 to Shreveport Business Park and agreed to an additional payment of $1,848,100 on or before July 31, 2018. The agreement stipulates that monthly payments shall begin on August 1, 2018. On July 12, 2021 the Company entered jnto a fifth amendment, extending the terms of the agreement until September 30, 2021.

Loans Made by Stuart Lichter

Stuart Lichter has made several loans to us, the proceeds of which were used for working capital and to pay amounts owed to GemCap Lending I, LLC. The promissory notes evidencing the loans are as follows:

				Interest Expense
Date	Amount	Maturity	Payment Terms	2020	2019
March 6, 2014	$1,000,500	January 31, 2019	Unsecured; interest accrues at 10% per annum; all accrued interest and unpaid principal are payable upon maturity; $500 drawn March 6, 2014; $1,000,000 drawn December 2, 2014	$101,440	$101,440
May 30, 2019	$300,000	January 31, 2019	Unsecured; interest accrues at 10% per annum, all accrued interest and unpaid principal are payable upon maturity, $100,000 drawn May 30,2014, $200,000 drawn November 10, 2014	$30,417	$30,417
June 19, 2014	$600,000	January 31, 2019	Secured by Elio Motors’ reservation accounts and deposit held by Racer Trust; interest accrues at 10% per annum; all accrued interest and unpaid principal are payable upon maturity; $100,000 drawn April 17, 2014; $500,000 drawn June 20, 2014	$60,833	$60,833

In addition to the loans described in the table above, during 2015, Mr. Lichter purchased convertible subordinated secured notes due September 30, 2022 in the aggregate principal amount of $1,955,000 on the same terms offered to other accredited investors in this offering made pursuant to Rule 506(c) under the Securities Act. These notes were convertible into shares of our Common Stock at any time prior to their maturity in 2022 at a conversion price equal to $5.98 per share. In April 2017, Mr. Lichter converted his notes and accrued interest into 371,252 shares.

During 2018, Mr. Lichter advanced a total of $688,000 to the Company during 2018. The advances are evidenced by Convertible Unsecured Note (“Convertible Unsecured Notes”). At issuance, the conversion terms on the Convertible Unsecured Notes were to convert into common stock at a conversion price equal to the lessor of (i) seventy-five percent (75%) of the per share price at which Common Stock is offered by the Company to the public pursuant to the registration statement filed with the Commission on August 3, 2017 or (ii) the average trading price for the Common Stock during the ten (10) trading day period ending one trading day prior to the date of conversion. The Convertible Unsecured Notes can be voluntarily converted at any time commencing six months after the original issue date and have a two year maturity date. The Convertible Unsecured Notes incur interest, payable upon maturity at 5% per annum on the principal amount.

In connection with the Company’s private placement with Overstock in April 2018, the Board determined to amend the conversion terms on the Convertible Unsecured Notes. At that time, Stuart Lichter, the holder of a series of Convertible Unsecured Notes originally issued on various dates between August 2017 and April 2018, converted all accrued principal and interest in the amount of approximately $1.7 million into 620,848 shares of the Company’s common stock, at a conversion price of $2.75 per share.

22

Warrants Granted to Stuart Lichter

In consideration for the March 6, 2014 loan of $1,000,500 and the guaranty of the $9,850,000 loan originally made to us by GemCap Lending I, LLC, we granted Stuart Lichter an option to purchase a number of shares of Common Stock in Elio Motors sufficient to give him a 5% ownership interest, exclusive of his existing ownership (the “5% Option”). The 5% Option was exercisable at any time and from time to time until December 15, 2024 for $7,500,000.

We granted a second option to Mr. Lichter in consideration of the May 30, 2014 loan of $300,000. This second option permitted Mr. Lichter to purchase a number of shares of Common Stock in Elio Motors sufficient to give him a 2% ownership interest, exclusive of his existing ownership (the “2% Option”). The 2% Option was exercisable at any time and from time to time until June 29, 2025 for $3,000,000. In May 2016, we amended and replaced the 5% and 2% Options with an option to purchase up to 1,887,554 shares of our Common Stock at a price of $5.56 per share until June 29, 2025.

We granted a third option to Mr. Lichter in consideration of his personal guaranty given to PayPal Inc. in the amount of $5,000,000. We were utilizing PayPal to process reservation deposits and PayPal had held back in excess of $4,000,000 as a reserve against possible chargebacks. Mr. Lichter provided his personal guaranty to induce PayPal to release $4,000,000 of the reserve to the Company in May 2016. This third option permits Mr. Lichter to purchase up to 58,824 shares of our Common Stock at a price of $17.00 per share until May 10, 2021.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates

Item 6. Other Information

None.

Item 7. Financial Statements

23

Item 8. Exhibits

Exhibit Number	Description	Incorporated by Reference	Filed Herewith
2.1	Certificate of Incorporation	Exhibit 2.1 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
2.2	Amended and Restated Bylaws	Exhibit 2.2 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
3.1	Form of Convertible Subordinated Secured Note due September 30, 2022	Exhibit 3.1 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
3.2	Form of Registration Rights Agreement with holders of Convertible Subordinated Secured Note due September 30, 2022	Exhibit 3.2 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
3.3	Form of Pledge and Security Agreement with collateral agent for holders of Convertible Subordinated Secured Note due September 30, 2022	Exhibit 3.3 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
3.4	Form of StartEngine Common Stock Purchase Warrant	Exhibit 3.4 to Offering Statement on Form 1-A/A filed October 21, 2015 (File No. 024-10473)
3.5	Common Stock Purchase Warrant issued to Shreveport Business Park, LLC dated November 17, 2016	Exhibit 3.5 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
3.6	Registration Rights Agreement with Shreveport Business Park, LLC dated November 17, 2016	Exhibit 3.6 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
3.7	Statement of Designation for Series C Convertible Preferred Stock	Exhibit 3.7 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
3.8	Statement of Designation for Series D Convertible Preferred Stock	Exhibit 3.8 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
6.1	Loan and Security Agreement with GemCap Lending I, LLC dated February 28, 2013	Exhibit 6.1 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.2	Loan Agreement Schedule with GemCap Lending I, LLC dated February 28, 2013	Exhibit 6.2 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.3	Continuing Guarantee from Stuart Lichter dated February 28, 2013	Exhibit 6.3 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.4(i)	Amendment Number 4 to the Loan and Security Agreement and Loan Agreement Schedule with CH Capital Lending, LLC dated August 1, 2014	Exhibit 6.4(i) to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.4(ii)	Fourth Amended and Restated Secured Promissory Note (Term Loan) to CH Capital Lending, LLC dated August 1, 2014	Exhibit 6.4(ii) to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.5	Forbearance Agreement with CH Capital Lending, LLC dated July 31, 2015	Exhibit 6.5 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)

24

Exhibit Number	Description	Incorporated by Reference	Filed Herewith
6.6	Promissory Note to Revitalizing Auto Communities Environmental Response Trust dated February 28, 2013	Exhibit 6.6 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.7	Security Agreement with Revitalizing Auto Communities Environmental Response Trust dated February 28, 2013	Exhibit 6.7 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.8	First Amendment to Promissory Note with Revitalizing Auto Communities Environmental Response Trust dated March 17, 2015	Exhibit 6.8 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.9	Lease with Shreveport Business Park, LLC dated December 27, 2014	Exhibit 6.9 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.10	First Amendment to Lease with Shreveport Business Park, LLC dated July 31, 2015	Exhibit 6.10 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.11	Promissory Note to Stuart Lichter dated March 6, 2014	Exhibit 6.13 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.12	Promissory Note to Stuart Lichter dated May 30, 2014	Exhibit 6.14 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.13	Secured Promissory Note to Stuart Lichter dated June 19, 2014	Exhibit 6.15 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.14	First Amendment to Secured Promissory Note to Stuart Lichter dated July 20, 2015	Exhibit 6.16 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.15	Option Agreement with Stuart Lichter dated as of December 15, 2014	Exhibit 6.17 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.16	Option Agreement with Stuart Lichter dated as of June 29, 2015	Exhibit 6.18 to Offering Statement on Form 1-A filed August 28, 2015 (File No. 024-10473)
6.17#	2016 Incentive and Nonstatutory Stock Option Plan	Exhibit 6.17 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.18	Form of Personal Continuing Guaranty from Stuart Lichter	Exhibit 6.18 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.19	Option Agreement with Stuart Lichter dated as of May 10, 2016	Exhibit 6.19 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.20	Amendment to Option Agreements with Stuart Lichter dated effective as of May 2016	Exhibit 6.20 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.21	Independent Contractor Consulting Agreement with Hari Iyer dated June 1, 2016	Exhibit 6.21 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.22	Loan Extension Agreement with Stuart Lichter dated September 21, 2016	Exhibit 6.24 to Semiannual Report for period ended June 30, 2016 on Form 1-SA filed September 22, 2016 (File No. 24R-00009)

25

Exhibit Number	Description	Incorporated by Reference	Filed Herewith
6.23	Form of Convertible Unsecured Note due September 30, 2022 for advances by directors	Exhibit 6.23 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.24	Loan Extension Agreement with CH Capital Lending, LLC dated November 10, 2016	Exhibit 6.24 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.25	Second Amendment to Lease Agreement with Shreveport Business Park, LLC dated November 17, 2016	Exhibit 6.25 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.26	Forbearance Agreement with Revitalizing Auto Communities Environmental Response Trust dated December 1, 2016	Exhibit 6.26 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.27	Forbearance Agreement with Revitalizing Auto Communities Environmental Response Trust dated March 1, 2017	Exhibit 6.27 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.28	Loan Extension Agreement with Stuart Lichter dated April 19, 2017	Exhibit 6.28 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.29	Second Loan Extension Agreement with CH Capital Lending, LLC dated April 27, 2017	Exhibit 6.29 to Annual Report on Form 1-K for year ended December 31, 2016 filed May 1, 2017 (File No. 24R-00009)
6.30	Forbearance Agreement with Revitalizing Auto Communities Environmental Response Trust dated May 31, 2017	Exhibit 6.1 to Current Report on Form 1-U filed June 7, 2017 (File No. 24R-00009)
6.31	Third Amendment to Purchase and Sale Agreement with Racer Properties LLC dated May 31, 2017	Exhibit 6.2 to Current Report on Form 1-U filed June 7, 2017 (File No. 24R-00009)
6.32	Form of Indemnification Agreement with officers and directors	Exhibit 6.32 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
6.33	Forbearance Agreement with Revitalizing Auto Communities Environmental Response Trust dated July 1, 2017	Exhibit 6.33 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
6.34	First Amendment to Second Loan Extension Agreement with CH Capital Lending, LLC dated August 11, 2017	Exhibit 6.34 to Semiannual Report for period ended June 30, 2017 on Form 1-SA filed August 16, 2017 (File No. 24R-00009)
6.35	Second Amendment to Second Loan Extension Agreement with CH Capital Lending, LLC dated April 30, 2018	Exhibit 6.35 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
6.36	Forbearance Agreement with Revitalizing Auto Communities Environmental Response Trust dated September 30, 2017	Exhibit 6.36 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
6.37	Forbearance Agreement with Revitalizing Auto Communities Environmental Response Trust dated January 1, 2018	Exhibit 6.37 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)

26

Exhibit Number	Description	Incorporated by Reference	Filed Herewith
6.38	Third Amendment to Lease Agreement with Shreveport Business Park, LLC dated December 28, 2017	Exhibit 6.38 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
6.39	Fourth Amendment to Lease Agreement with Shreveport Business Park, LLC dated April 30, 2018	Exhibit 6.39 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
6.40	Form of 2017 Convertible Unsecured Note for advances by Stuart Lichter	Exhibit 6.40 to Annual Report on Form 1-K for year ended December 31, 2017 filed June 8, 2018 (File No. 24R-00009)
6.41	Securities Purchase Agreement with Overstock.com, Inc. dated April 24, 2018	Exhibit 6.1 to Current Report on Form 1-U filed April 27, 2018 (File No. 24R-00009)
6.42	Registration Rights Agreement with Overstock.com, Inc. dated April 24, 2018	Exhibit 6.2 to Current Report on Form 1-U filed April 27, 2018 (File No. 24R-00009)
6.43	Amended Forbearance Agreement with Revitalizing Auto Communities Environmental Response Trust dated July 12, 2021	Exhibit 6.43 to Current Report on Form 1-K filed September 7, 2021 (File No. 24R-00009)
11.1	Consent of M&K CPAS, PLLC, independent registered public accounting firm		X

#	Indicates a management contract or compensatory plan or arrangement.

27

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunder duly authorized.

ELIO MOTORS, INC.

Date:	September 7, 2021	By:	/s/ Paul Elio
Paul Elio, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Elio	Chief Executive Officer and Director	September 7, 2021
Paul Elio	(Principal Executive Officer)

/s/ Hari Iyer
Hari Iyer	Director	September 7, 2021

/s/ James Holden	Director	September 7, 2021
James Holden

/s/ Stuart Lichter	Director	September 7, 2021
Stuart Lichter

/s/ David C. Schembri	Director	September 7, 2021
David C. Schembri

/s/ Kenneth L. Way	Director	September 7, 2021
Kenneth L. Way

28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Elio Motors, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Elio Motors, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Going Concern

As discussed in Note 2, the Company had a going concern due to a working capital deficiency and stockholders’ deficiency. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate.

We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

We have served as the Company’s auditor since 2018.

Houston, Texas

July 27, 2021

(except for Note 17, as to which the date is September 7, 2021)

F-1

ELIO MOTORS, INC.

BALANCE SHEETS

	December 31,
	2020	2019
Assets
Current Assets
Cash	$130,915	$80,614
Restricted cash held in escrow	284,110	229,300
Prepaid expenses	5,678	5,677
Total Current Assets	420,703	315,591

Restricted cash held for customer deposits	1,495,234	1,495,234
Machinery and equipment, net	11,947,299	11,963,589
Facility under finance lease, net	2,684,258	2,852,180
Other assets	50,000	25,000
Total Assets	$16,597,494	$16,651,594

Liabilities, Preferred Stock and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$15,922,865	$14,125,359
Accounts payable and accrued liabilities due to related party	2,101,952	1,373,199
Refundable customer deposits	1,132,050	1,132,150
Advances due to related party	733,933	319,477
Interest payable	55,657,826	41,171,995
Notes payable due to related party	5,728,207	5,728,207
Notes payable, net of discount and deferred loan costs	21,126,147	21,126,147
Current portion of finance sublease obligation	2,534,454	-
SBA loans	114,820	-
Total Current Liabilities	105,052,254	84,976,534

Nonrefundable customer deposits	26,956,552	26,956,552
Convertible notes payable, net of discount and deferred loan costs	1,109,924	819,159
Finance sublease obligation	1,977,019	4,511,473
Forward Contract	2,000,000	2,000,000
Total Liabilities	137,095,749	119,263,718

Series E Convertible Preferred Stock, 50,000 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	500,000	500,000
Commitments and contingencies (see notes to financial statements) Stockholders’ Deficit:
Common stock, $.01 par value, 100,000,000 shares authorized, 29,569,606 shares issued and outstanding at December 31, 2020 and December 31, 2019	295,696	295,696
Preferred stock, $.01 par value, 10,000,000 shares authorized, 531,416 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	5,314	5,314
Stock Payable	1,707,563	1,707,563
Additional paid-in capital	92,787,577	92,700,336
Accumulated deficit	(215,794,405)	(197,821,033)
Total Stockholders’ Deficit	(120,998,255)	(103,112,124)
Total Liabilities, Preferred Stock, and Stockholders’ Deficit	$16,597,494	$16,651,594

See accompanying notes to financial statements

F-2

ELIO MOTORS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December, 31
	2020	2019
Costs and Expenses:
Engineering, research and development costs	$31,590	$40,528
General and administrative expenses	3,128,989	4,163,396
Sales and marketing expenses	35,805	20,443
Total costs and expenses	3,196,384	4,224,367

Loss From Operations	(3,196,384)	(4,224,367)

Other income (expense):
Other income	63	1,106
Interest expense	(14,777,051)	(12,183,581)
Total other expenses, net	(14,776,988)	(12,182,475)

Net Loss	$(17,973,372)	$(16,406,842)

Loss per common share, basic and diluted:	$(0.61)	$(0.55)

Weighted-average number of common shares outstanding	29,569,606	29,569,606

See accompanying notes to financial statements

F-3

ELIO MOTORS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For Years Ending December 31, 2020 and 2019

	Series E Preferred		Series C & D Preferred				Additional			Total
	Convertible Stock		Convertible Stock		Common Stock		Paid-in	Stock	Accumulated	Stockholders’
	Shares	Amount	Shares	Par Value	Shares	Par Value	Capital	Payable	Deficit	Deficit
Balance at December 31, 2018	50,000	500,000	531,416	5,314	29,569,606	295,696	91,510,334	1,707,563	(181,414,191)	(87,895,284)
Net loss	-	-	-	-	-	-	-	-	(16,406,842)	(16,406,842)
Stock-based compensation (Note 13)	-	-	-	-	-	-	1,190,002	-	-	1,190,002
Balance at December 31, 2019	50,000	$500,000	531,416	$5,314	29,569,606	$295,696	92,700,336	$1,707,563	$(197,821,033)	$(103,112,124)
Net loss	-	-	-	-	-	-	-	-	(17,973,372)	(17,973,372)
Stock-based compensation (Note 13)	-	-	-	-	-	-	87,241	-	-	87,241
Balance at December 31, 2020	50,000	$500,000	531,416	$5,314	29,569,606	$295,696	$92,787,577	$1,707,563	$(215,794,405)	$(120,998,255)

See accompanying notes to financial statements

F-4

Elio Motors, Inc.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
Cash Flows From Operating Activities
Net Loss	(17,973,372)	$(16,406,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	129,402	192,140
Amortization of discount on notes payable	224,724	228,913
Amortization of deferred financing costs	66,042	60,332
Accrued interest on capital sublease obligation	4,655,080	3,595,712
Stock based compensation	87,241	1,190,002
Deferred offering costs	(25,000)	-
Change in operating assets and liabilities:
Accounts payable and accrued liabilities	1,797,407	1,204,998
Accounts payable and accrued liabilities, related party	728,753	541,927
Interest payable	9,830,754	8,296,531
Net Cash Used in Operating Activities	(478,969)	(1,096,287)
Cash Flows From Investing Activities
Proceeds from sale of machinery and equipment, net	54,810	218,763
Net Cash Provided by Investing Activities	54,810	218,763
Cash Flows From Financing Activities
Customer deposits	-	(11,053)
Proceeds from convertible notes	-	241,680
Advance from related party	414,451	-
Proceeds from SBA loan	114,820	-
Net Cash Provided by Financing Activities	529,271	230,627
Net Change in Cash	105,112	(646,897)
Cash and Restricted Cash at Beginning of Year	1,805,147	2,452,044
Cash and Restricted Cash at End of Year	$1,910,259	$1,805,147
Supplemental disclosures of cash flow information
Cash paid during the year for interest	$451	$2,092

See accompanying notes to financial statements

F-5

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 – BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

Elio Motors, Inc. (OTCQB: ELIO) (the “Company”), was incorporated in the State of Arizona on October 26, 2009, and changed its domicile to the State of Delaware on May 22, 2017. The Company was created to provide affordable transportation to those commuters seeking an alternative to today’s offering; at the same time provide vital American jobs. The Company is in the process of designing a three wheeled vehicle for mass production in the U.S.

Pursuant to the certificate of incorporation, the Company is authorized to issue 100,000,000 shares of common stock and 10,000,000 preferred shares, of which 435,036 preferred shares are designated as Series C Convertible Preferred shares (“Series C shares”), and 96,380 preferred shares are designated as Series D Convertible Preferred shares (“Series D shares”). The Company’s common stock and preferred shares have a par value of $0.01 per share. To date, no dividends have been declared by the Company.

The Series C shares are convertible into an equal number of common shares, subject to certain dilution adjustments, at the stockholder’s election. The Series C shares shall, with respect to rights upon liquidation, winding up, or dissolution, rank senior and prior in right to each class of common stock and any other class of preferred shares, other than a class or series ranking on par with or senior to the Series D shares. There were 435,036 Series C shares issued and outstanding as of December 31, 2020 and 2019.

The Series D shares are convertible into an equal number of common shares, subject to certain dilution adjustments, at the holder’s election. The Series D shares shall, with respect to rights upon liquidation, winding up, or dissolution, rank senior and prior in right to each class of common stock and any other class of preferred shares, other than a class or series ranking on par with or senior to the Series D shares. The Company’s Series C shares and Series D shares shall rank on par with one another. There were 96,380 Series D shares issued and outstanding as of December 31, 2020 and 2019.

The Series E share are convertible into common shares and have a stated value equal to $10.00 per share. The Series E shares shall, with respect to rights upon liquidation, winding up, or dissolution, rank senior and prior in right to each class of common stock. There were 50,000 Series E Shares issued and outstanding at December 31, 2020 and 2019.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S PLANS

As of December 31, 2020 and 2019 the Company had a working capital deficiency of $104,631,551 and $84,660,943, respectively. As of December 31, 2020 and 2019, the Company had a stockholders’ deficit of $120,998,255 and 103,112,124, respectively. During the years ended December 31, 2020 and 2019, the Company incurred losses of $17,973,372 and $16,406,842, respectively. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within the next twelve months from the filing date of this report.

Through 2020, the Company has recorded no revenues for the sale of its vehicle, nor does it expect to record revenues of any significant amount prior to commercialization of its vehicle. The Company’s primary source of operating funds since inception has been contributions from stockholders, debt issuance and customer deposits. The Company intends to continue to raise additional capital through debt and equity placement offerings until it consistently achieves positive cash flow from operations after starting production. If the Company is unable to obtain such additional financing on a timely basis or the Company’s debt holders do not agree to convert their notes into equity or extend the maturity dates of their notes, the Company may have to curtail its development expenses.

F-6

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Once the Company’s planned principal operations commence, its focus will be on the manufacturing and marketing of its vehicles and the continued research and development of new products. The Company expects to make substantial expenditures and to incur additional operating losses for at the foreseeable future as it continues to develop the vehicle, increase manufacturing capacity for production, and enter into production and marketing collaborations with other companies, if available on commercially reasonable terms, or develop these capabilities internally.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Significant estimates include the valuation of services provided in exchange for common stock, the utilization and realization of machinery and equipment held for production, the valuation of assets held for sale, the fair value of derivative instruments, and the discount on debt for warrants granted in connection with the issuance of promissory notes. Actual results could differ from those estimates.

Financial Instruments

FASB ASC Subtopic 825-10, Financial Instruments, requires disclosure of fair value information about financial instruments. The Company’s financial instruments include cash, accounts payable, other current assets and liabilities, long-term debt and derivative instruments. The fair value of the Company’s cash, accounts payable, other current assets and liabilities approximates their carrying value due to their relatively short maturities. The fair value of the Company’s senior and subordinated debt instruments approximates their carrying value as the interest is tied to or approximates market rates, or is short term in nature. The fair value of the Companies convertible subordinated debt instruments approximates the carrying value, as the applicable interest rate has been adjusted to account for the beneficial conversion feature or is short term in nature. For fair value of derivative instruments refer to Note 6.

Cash

The Company maintains cash in bank accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and periodically evaluates the creditworthiness of the financial institutions and has determined the credit exposure to be negligible.

F-7

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

A summary of cash balances is as follows:

	Year Ended December 31,
	2020	2019
Current
Cash	$130,915	$80,614
Restricted cash held in escrow	284,110	229,300
Noncurrent
Restricted cash held for customer deposits	1,495,234	1,495,234
Total cash	$1,910,259	$1,805,148

Restricted Cash

Restricted cash held in escrow as of December 31, 2020 and 2019, includes $284,110 and $299,300, respectively, deposited in escrow accounts with financial institutions.

In addition, the Company has recorded $1,495,234 as restricted cash held for customer deposits as of December 31, 2020 and 2019. These amounts include amounts held as restricted that relate to refundable customer deposits, as well as amounts held as reserves by credit card processors.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Property and equipment held for sale is recorded at the lower of cost or fair value less cost to sell. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts, and any resulting gain or loss is reflected in operations. Property and equipment held for use are depreciated and amortized using the straight-line method over the estimated useful lives of the assets once placed in service.

The estimated useful lives for property and equipment are as follows:

Facility under capital sublease	25 years
Machinery and equipment	3-10 years
Vehicles	3-5 years
Computer equipment and software	2-5 years

Impairment of Long-Lived Assets

In accordance with FASB ASC Subtopic 360-10, Property, Plant, and Equipment – Impairment or Disposal of Long-Lived Assets, property and equipment and identifiable intangible assets with estimable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. There was no impairment charge for the year ended December 31, 2020 or 2019.

F-8

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Accounting for Debt/Proceeds Allocation

The Company accounts for the issuance of debt with detachable warrants under FASB ASC Subtopic 470-20, Debt with Conversion and Other Options (“ASC 470-20”). Pursuant to ASC 470-20, the warrants issued in connection with the related party debt (Note 7) are accounted for as equity due to the stock settlement available to the holder. The Company used the Black-Scholes option pricing model as the valuation model to estimate the fair value of the warrants. These warrants were fair valued on the issuance date and recorded at the relative fair value of the warrants and underlying related party promissory notes. The warrants are not subsequently revalued.

Debt Issuance Costs

Deferred financing costs are legal and other costs incurred in connection with obtaining new financing. During 2015, FASB Accounting Standards Update 2015-03, Interest—Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”) was issued. ASU 2015-03 simplifies the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented in the accompanying balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 does not change the accounting for amortization of the debt issuance costs. The Company amortizes the debt issuance costs to interest expense over the term of the respective note payable using the effective yield method. Deferred financing costs amortized to interest expense amounted to $66,042 and $60,331 for the years ended December 31, 2020 and 2019, respectively.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may have conversion prices that create an embedded beneficial conversion feature pursuant to FASB ASC Subtopic 470-20, Debt with Conversion and Other Options. A beneficial conversion feature (“BCF”) exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible is in excess of the conversion price. In accordance with this guidance, the intrinsic value of the BCF is recorded as a debt discount with a corresponding amount to common stock. The debt discount is amortized to interest expense over the life of the note using the effective interest method. The Company’s convertible notes also contain a down round feature, which requires the BCF to be revalued at the time the down round is triggered. This additional BCF is recorded as a debt discount and amortized to interest over the remaining life of the note.

Down Round Feature

The Company elected the early adoption of ASU 2017-11 Earnings Per Share, Distinguishing Liability from Equity, Derivatives and Hedging: I. Accounting for Certain Financial Instruments with Down Round Features and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interest with a Scope Exception (“ASU 2017-11”). ASU 2017-11 amends FASB ASC Topic 260, Earnings per Share, (“ASC 260”) to incorporate new guidance relevant to freestanding equity classified financial instruments with down round features and conversion options in convertible debt. This applies only to entities that are required to or voluntarily present earnings per share (EPS). Each time a down round feature is triggered in a freestanding equity classified financial instrument, the effect is accounted for by an entity that presents EPS as a dividend through a reduction to retained earnings and an increase to the instrument’s carrying amount. This amount also reduces income available to common shareholders in basic EPS. The carrying amount of the equity classified instrument is not subject to further adjustment unless the down round feature is triggered again.

F-9

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The amount recognized as a dividend is the difference between the following two amounts determined in accordance with FASB ASC Topic 820, Fair Value Measurement, immediately after the down round feature is triggered: (1) the fair value of the financial instrument (ignoring the down round feature) with the strike price that was in effect before the strike price reduction; and (2) the fair value of the financial instrument (ignoring the down round feature) with the reduced strike price resulting from the down round being triggered.

Warrants

The Company accounts for warrants with anti-dilution (“down round”) provisions under the guidance of FASB ASC Topic 815, Derivatives and Hedging, (“ASC 815”) which as a result of amendments made by ASU 2017-11 require freestanding equity linked financial instruments to no longer be accounted for as a derivative liability at fair value as a result of the down round feature.

The Company used the Monte Carlo method to calculate fair value and accounts for the issuance of common stock purchase warrants issued in connection with capital financing transactions in accordance with the provisions of ASC 815.

Revenue Recognition

The Company recognizes revenue from products sold when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collection is reasonably assured. Deposits collected in advance of the period in which the product is delivered are recorded as a liability under refundable and nonrefundable deposits. Nonrefundable deposits are not considered revenue because the Company has not fulfilled their obligation to the customer as production is not expected to begin until the fourth quarter of 2022 as further discussed in Note 5.

Advertising Costs

Advertising costs are expensed as incurred. Such costs, which amounted to $16,305 and $10,443 for the years ended December 31, 2020 and 2019, respectively, are included in sales and marketing expenses in the accompanying statements of operations.

Research and Development Costs

In accordance with FASB ASC Topic 730, Research and Development, (“ASC 730”) research and development costs are expensed as incurred. Research and development expenses consist of purchased technology, purchased research and development rights and outside services for research and development activities associated with product development. In accordance with ASC 730, the cost to purchase such technology and research and development rights are required to be charged to expense if there is currently no alternative future use for this technology and, therefore, no separate economic value. Research and development costs amounted to $31,590 and $40,528 for the years ended December 31, 2020 and 2019, respectively.

F-10

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Loss per Common Share

The Company computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, (“ASC 260”) which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants. These potentially dilutive securities were not included in the calculation of loss per common share for the years ended December 31, 2020 and 2019 because their effect would be anti-dilutive.

The outstanding securities consist of the following:

	Year Ended December 31,
	2020	2019
Outstanding convertible notes	271,402	358,674
Outstanding options	739,580	741,100
Outstanding warrants	2,217,782	2,217,782
Series C convertible preferred stock	435,036	435,036
Series D convertible preferred stock	96,380	96,380
Series E convertible preferred stock	50,000	50,000
Total potentially dilutive securities	3,810,180	3,898,972

Income Taxes

The Company is taxed as a C corporation in the United States of America. The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. The realizability of deferred tax assets is assessed throughout the year and a valuation allowance is established as necessary.

The Company follows the requirements of ASC 740, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, the Company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position. Management believes that the Company has taken no uncertain tax positions as of December 31, 2020 and 2019 and therefore no accruals have been made in the financial statements related to uncertain tax positions.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718 Compensation – Stock Compensation (“ASC 718”), which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company accounts for equity instruments, including restricted stock or stock options, issued to non-employees in accordance with authoritative guidance for equity-based payments to non-employees. Stock options issued to non-employees are accounted for at their calculated fair value of the award.

F-11

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). The amendments in this ASU revise the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. The amendments in this ASU were effective beginning on January 1, 2019. The implementation of this guidance did not have an impact on the Company’s financial statements for the years ended December 31, 2019 or 2020.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,
	2020	2019
Facility under capital sublease	$4,216,157	$4,270,967
Machinery and equipment	11,897,633	11,897,633
Vehicles	49,532	49,532
Computer equipment and software	58,214	58,214
Total property and equipment	16,221,536	16,276,346
Less: accumulated depreciation	(1,589,979)	(1,460,577)
Machinery and equipment, net	$11,947,299	$11,963,589
Facility under finance sublease, net	$2,684,258	$2,852,180

Depreciation and amortization of property and equipment held for use amounted to $129,402 and $192,140 for the years ended December 31, 2020 and 2019, respectively. There was no depreciation and amortization expense related to manufacturing machinery and equipment held for future production at the Company’s Shreveport, Louisiana facility. As of December 31, 2020, and 2019, the Shreveport manufacturing machinery and equipment held for future production totaled $11,897,633.

At December 31, 2020 and 2019, the Company conducted a review of the machinery and equipment held for sale. Based on the review, the Company had no impairment charge for the years ended December 31, 2020 and 2019. The Company reviewed the estimated undiscounted future cash flows expected to be received at the disposition of the assets to determine the potential for an asset impairment.

NOTE 5 – CUSTOMER DEPOSITS

The Company has received customer deposits ranging from $100 to $1,000 per order for purposes of securing their vehicle production slot. As of December 31, 2020 and 2019, the balance of refundable deposits totaled $1,132,050 and $1,132,150, respectively, which are refundable upon demand. Refundable deposits are included in current liabilities in the accompanying balance sheets. As of December 31, 2020, and 2019, the Company has balance of nonrefundable deposits totaled $26,956,552. The nonrefundable deposits are included in long term liabilities in the accompanying balance sheets since the Company has not fulfilled their obligation to the customer and is under no obligation to return the deposit to the customer. As further discussed in Note 15 - Commitments and Contingencies: Sales Discounts, the Company provides a sales discount for nonrefundable deposit customers. As of December 31, 2020 and 2019, future committed sales discounts offered totaled approximately $15,626,030.

F-12

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 6 – NOTES PAYABLE DUE TO RELATED PARTY

CH Capital Lending, LLC

On February 28, 2013, in connection with the acquisition of certain machinery and equipment, the Company entered into a promissory note with GemCap Lending I, LLC, (“GemCap”), for $9,850,000. The note was secured by a first priority lien on certain machinery and equipment with an original value of $11,659,705 and was personally guaranteed by a stockholder. The note incurred interest at 15% per annum, payable monthly. All outstanding principal and interest was due upon maturity on February 28, 2014.

On August 1, 2014, CH Capital Lending, LLC, (“CH Capital”) owned by a director and stockholder, purchased the $9,850,000 promissory note from GemCap.

On April 30, 2018 the Company entered into the second amendment to the second loan extension agreement with CH Capital, which extended the due date of the $650,000 due under the first amendment of the second loan extension until July 31, 2018. On May 3, 2018, as a condition of the foregoing extension, the Company paid $162,500 to CH Capital, which shall be applied to and reduce the $650,000 owed by the Company to $487,500. The agreement further obligated to Company to pay CH Capital $50,000 per month, no later than the first day of each month, beginning June 1, 2018.

On November 7, 2018 the Company entered into the third amendment to the second loan extension agreement with CH Capital, which amended the amount due of $487,500 on July 31, 2018, due under the second amendment of the second loan extension. In lieu of the remaining $487,500 previously due at July 31, 2018, the Company had until December 14, 2018 to make a payment of $2,500,000 and $50,000 per month, no later than the first day of each month, beginning January 1, 2019. The December 14, 2018 payment and the monthly payments due thereafter have not been made by the Company.

Interest expense incurred on this note for the years ended December 31, 2020 and 2019 totaled $389,150 and $388,087, respectively.

As of December 31, 2020 and 2019, the Company has applied cumulative payments of $6,022,293 in principal payments, primarily from the sale of machinery and equipment held for sale in the Shreveport Louisiana facility since inception of the lease. The senior promissory note of $3,827,707 is reflected as notes due to related party in the accompanying balance sheets at December 31, 2020 and 2019.

Stuart Lichter

On June 19, 2014, the Company entered into a promissory note agreement with a director and stockholder of the Company for $600,000. The promissory note is secured by accounts receivable, and/or deposits and incurs interest at 10% per annum. All accrued interest and unpaid principal are payable upon maturity. The note matured on December 31, 2014 but was amended and the maturity date was extended to January 31, 2019. The outstanding principal and interest amounted to $600,000 and $398,667, respectively, at December 31, 2018 and $600,000 and $337,667, respectively, at December 31, 2019. Interest expense incurred on the note for the years ended December 31, 2020 and 2019 totaled approximately $61,000 each year.

On March 6, 2014, the Company entered into a promissory note agreement with a director and stockholder of the Company for $1,000,500. The promissory note is unsecured and incurs interest at 10% per annum. All accrued interest and unpaid principal are payable upon maturity at January 31, 2019. The outstanding principal and interest amounted to $1,000,500 and $617,291, at December 31, 2020 and $1,000,500 and $515,573, at December 31, 2019. Interest expense incurred on the note for the years ended December 31, 2020 and 2019 totaled approximately $101,718 each year.

F-13

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

On May 30, 2014, the Company entered into a promissory note agreement with a director and stockholder of the Company for $300,000. The promissory note is unsecured and incurs interest at 10% per annum. All accrued interest and unpaid principal is payable upon maturity at January 31, 2019. The outstanding principal and interest totaled $300,000 and $200,583, at December 31, 2020 and $300,000 and $170,083, at December 31, 2019. Interest expense incurred on the note for the years ended December 31, 2020 and 2019 totaled approximately $30,500 each year.

The $1,000,500 and $300,000 promissory notes described above were issued with detachable warrants. The promissory notes had been discounted using the relative fair value approach for the fair value of the warrants and the fair value of the debt. As of December 31, 2020 and 2019, the discount has been fully amortized. See Note 10 for additional information regarding the warrants.

The following summarizes related party notes payable outstanding as of December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Notes payable due to related party:
Current	$5,728,707	$5,728,707
Noncurrent	$-	$-

NOTE 7 – RACER NOTES PAYABLE

Racer Trust

On March 3, 2013, in connection with the acquisition of certain machinery and equipment, the Company entered into a promissory note with the Revitalizing Auto Communities Environmental Response Trust (“Racer”) for $23,000,000. The promissory note is secured by a subordinated lien on the manufacturing machinery and equipment held in Shreveport, Louisiana. The note is non-interest bearing.

Among the terms of the Company’s purchase agreement with Racer was an agreement to use and develop the property thereby create at least 1,500 new jobs. (See Note 14 – Commitments and Contingencies for addition information on the Creation of New Jobs.) As part of the subordination agreement, Racer requires all proceeds from the sale of manufacturing machinery and equipment held in Shreveport, Louisiana to be first applied to the outstanding principal balance on the CH Capital Lending, LLC note.

During the period from 2013 through 2017, various amendments were made to the terms of the note. On January 1, 2018, the Company entered into an additional amendment to the agreement with Racer. Under the terms of the amendment the Company was required to pay Racer on or before July 10, 2018, a total of $3,934,256, which was the sum of the unpaid monthly amounts and late fees due to Racer, with the remaining outstanding principal and accrued interest due July 31, 2018.

On August 1, 2018, the Company entered into an additional amendment to the agreement with Racer. Under the terms of the amendment the Company was required to pay Racer on or before October 10, 2018, a total of $4,484,756, which was the sum of the unpaid monthly amounts and late fees due to Racer, with the remaining outstanding principal and accrued interest due July 31, 2018.

F-14

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

On August 1, 2018, the Company entered into the second amendment to the subordinated promissory note with Racer. Under the terms of the amendment the Company, the entire balance of principal and interest outstanding under the note shall was due and payable in full on December 31, 2018.

On December 31, 2018, the Company entered into the fourth amendment to the purchase and sale agreement with Racer. The fourth amendment extended the maturity date of the note until March 31, 2019.

On December 31, 2018, the Company entered into the third amendment to the subordinated promissory note with Racer. Under the terms of the amendment the Company the entire balance of principal and interest outstanding under the note was due and payable in full on March 31, 2019.

Accrued default interest under the subordinated promissory note amounted to $34,372,217 and $25,206,326 at December 31, 2020 and 2019, respectively. Default interest expense incurred amounted to approximately $9,165,892 and $7,633,479 for the years ended December 31, 2020 and 2019, respectively.

The following summarizes notes payable outstanding as of December 31, 2020 and 2019:

	December 31.
	2020	2019
Secured promissory note, dated March 3, 2013, non-interest bearing, default interest at 18% annually, payable on March 31, 2019	$21,126,147	$21,126,147
Less: unamortized debt discount	-	-
Less: deferred loan costs	-	-
Current portion notes payable, net of unamortized debt discount and deferred loan costs	$21,126,147	$21,126,147

NOTE 8 – CONVERTIBLE NOTES PAYABLE

Convertible Subordinated Secured Notes Payable

In December 2015, the Company closed an offering of $5,341,000 of 5% Convertible Subordinated Secured Notes (the “Convertible Subordinated Notes”), due September 30, 2022, unless earlier converted to common shares by the holder pursuant to their terms, in a private placement to accredited investors. The first $5,000,000 (Tier 1) in Convertible Subordinated Notes have a conversion price of $5.98 and the next $341,000 (Tier 2) in Convertible Subordinated Notes have a $9.65 conversion price. The Convertible Subordinated Notes contain a repricing provision, such that if the Company issues shares of its common stock at a price per share lower than the conversion price, then the conversion price shall be reduced to an amount equal to such consideration. The Convertible Subordinated Notes are senior secured obligations of the Company, subordinate only to a first lien obligation to CH Capital Lending, LLC and a second lien obligation to Racer.

The Convertible Subordinated Notes balance is $1,622,981 as of December 31, 2020 and 2019. The issuance costs and the related beneficial conversion feature is $513,057 and $803,822 as of December 31, 2020 and 2019, respectively. Accrued interest as of December 31, 2020 and 2019, totaled $444,795 and $362,294, respectively. The issuance costs and beneficial conversion feature discount is being amortized as interest expense over the terms of the Notes.

As of December 31, 2020, the Company has converted $3,448,579 of principal and $270,984 of accrued interest from its Tier 1 Convertible Subordinated Notes into 629,903 shares of the Company’s common stock. As of December 31, 2020 the Company has converted $270,000 of principal and $14,831 of accrued interest from its Tier 2 Convertible Subordinated Notes into 30,548 shares of the Company’s common stock. The balance of the Tier 1 and Tier 2 Convertible Subordinated Notes was $1,551,981 and $71,000, respectively as of December 31, 2020, and 2019.

F-15

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

As of December 31, 2020, there have been no additional conversions. There have been no additional conversions as of the date of this report.

On April 24, 2018, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued 620,932 shares of Elio common stock at $2.75 per share in a private placement. The private placement triggered the repricing provision on the outstanding Tier 1 and Tier 2 Convertible Subordinated Notes, reducing the conversion price from $5.98 per share of common stock to $2.75 per share of common stock. The repricing provision of the Tier 1 and Tier 2 Convertible Subordinated Notes will increase the number of potential shares outstanding from 262,873 to 571,630 and 11,873 to 25,818.

Convertible Unsecured Notes Payable - 2017

Beginning in August 2017 through April 19, 2018, the Company received advances totaling $1,675,000 evidenced by Convertible Unsecured Note (“Convertible Unsecured Notes”) to directors and stockholders of the company. The Convertible Unsecured Notes can be converted into common stock at a conversion price equal to the lessor of (i) seventy-five percent (75%) of the per share price at which common stock is offered by the Company to the public pursuant to the registration statement filed with the Securities and Exchange Commission on August 3, 2017 or (ii) the average trading price for the common stock during the ten (10) trading day period ending one trading day prior to the date of conversion. The Convertible Unsecured Notes can be voluntarily converted at any time commencing six months after the original issue date and have a two-year maturity date. The Convertible Unsecured Notes incur interest, payable upon maturity at 5% per annum on the principal amount.

Concurrent with the Board’s approval of the April 24, 2018 private placement of common stock, as discussed in Note 12, the Board also approved an amendment to all outstanding Unsecured Convertible Notes. The Board approved a resolution which permitted the outstanding notes to be converted at $2.75, the same price at which common stock was sold in the private placement. On April 25, 2018, a related party note holder converted $1,675,000 of principal and $32,563 of accrued interest into 620,932 shares of common stock.

The following summarizes convertible notes payable outstanding as of December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019
Convertible subordinated secured promissory note, issued 2015, bearing interest at 5% annually, payable on September 30, 2022, convertible into common stock at a conversion price of $2.75 per share of common stock	$1,622,981	$1,622,981
Less: unamortized debt discount	(411,729)	(644,592)
Less: deferred loan costs	(101,328)	(159,230)
Long-term portion convertible notes payable, net of discounts and deferred loan costs	$1,109,924	$819,159

F-16

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 9 – FINANCE SUBLEASE OBLIGATION

On December 27, 2013, the Company entered into a noncancelable long-term finance sublease agreement with a related party for its manufacturing facility in Shreveport, Louisiana with an aggregate cost of $7,500,000, which was based on the recent selling price of the property. The imputed interest under the finance sublease amounted to 26.4%. Initial sublease payments are waived until the earlier of the start of production or August 1, 2015, after which sublease payments of $249,344 are payable monthly. The sublease payments increase by 3% on each 10-year anniversary of the sublease commencement date. The sublease expires on December 27, 2038 and includes two 25-year options to extend.

The Company recognized $4,655,070 and $3,595,712 in interest expense under this sublease agreement for the years ended December 31, 2020 and 2019, respectively, which is included in interest payable on the accompanying balance sheets.

During the years from 2015 through 2017, the Company entered into several amendments to the long-term finance sublease. On April 30, 2018, the Company entered into a fourth amendment with Shreveport Business Park, LLC. The terms of the new agreement deferred the monthly lease and lease related charges beginning January 1, 2018 through July 31, 2018. On May 3, 2018, as a condition of the foregoing amendment, the Company paid $387,811 to Shreveport Business Park and agreed to an additional payment of $1,848,100 on or before July 31, 2018. The agreement stipulates that monthly payments shall begin on August 1, 2018.

For the years ended December 31, 2020 and 2019, the Company incurred common area maintenance charges, property tax, and insurance expense of $586,453 and $531,927, respectively.

The following is a schedule of the net book value of the finance lease:

	December 31,
	2020	2019
Assets:
Facility under finance lease	$4,216,157	$4,270,967
less: Accumulated depreciation	$(1,531,899)	$(1,418,787)
Net	$2,684,258	$2,852,180

Liabilities:
Obligations under finance lease (current)	$2,534,454	$4,511,473
Obligations under finance lease (non-current)	$1,977,019	$-
Total	$4,511,473	$4,511,473

Obligations under finance lease are included in notes payable to related party on the accompanying balance sheet. See “NOTE 6 – NOTES PAYABLE DUE TO RELATED PARTY”.

F-17

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Future minimum sublease payments under the noncancelable capital sublease are as follows:

Years ending December 31,

Current:
2021	2,534,454
Noncurrent:
2022	2,535,454
2023	2,610,488
2024	2,610,488
2025	2,610,488
Thereafter	34,406,227
Total minimum sublease payments	47,307,599
Less: amount representing interest	(42,796,126)
Capital sublease obligation	$4,511,473

NOTE 10 – WARRANTS AND WARRANTS LIABILITY

The Company follows FASB ASC Subtopic 815-40, Contract in An Entity’s Own Equity, as it relates to outstanding warrants.

In connection with the Shreveport Business Park, LLC second capital sublease amendment, which occurred on November 17, 2016, the Company issued warrants to purchase 25,000 shares of common stock at an exercise price of $20.00 per share. These warrants are exercisable, in whole or in part at any time up until the expiration of the warrant agreement on November 17, 2021. The aggregate fair value attributed to these warrants was $224,600 at the grant date. These warrants are classified as equity in the accompanying balance sheets.

The fair value for the warrants issued was calculated using the Black-Scholes model with the following assumptions:

Dividend yield	0.00%
Volatility	85.00%
Risk free interest rate	1.72%
Expected life	5 years

As of December 31, 2020 and 2019, none of the warrants had been exercised.

In May 2016, as consideration for a personal guaranty in the amount of $5,000,000 given by a director and stockholder of the company to induce a credit card processor to release $4,000,000 of reserved funds, the Company issued warrants to purchase 58,824 shares of common stock at an exercise price of $17.00 per share. These warrants are exercisable, in whole or in part at any time up until the expiration of the warrant agreement in May 2021. The aggregate fair value attributed to these warrants was $820,360 at the grant date. These warrants are classified as equity in the accompanying balance sheets.

F-18

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The fair value for the warrants issued was calculated using the Black-Scholes model with the following assumptions:

Dividend yield	0.00%
Volatility	82.00%
Risk free interest rate	1.00%
Expected life	5 years

As of December 31, 2020 and 2019, none of the warrants had been exercised.

In connection with the November 2015 Regulation A stock offering of 1,410,048 shares of the Company’s common stock at a price of $12.00 per share, the Company issued an aggregate of warrants to purchase 21,408 shares of common stock at an exercise price of $12.00 per share to the intermediary technology platform provider. 10,708 of the warrants expire 3 years from the grant date and 10,700 of the warrants expire 7 years from the grant date. These warrants contain provisions that protect holders from a decline in the issue price of the Company’s common stock (“down-round” provision). As of December 31, 2016 the fair value of the derivative instrument was $25,540.

On January 1, 2017, the Company retrospectively applied the guidance of ASU 2017-11 to the outstanding financial instruments and reclassified the derivative liability outstanding at January 1, 2017 to additional paid-in capital.

The December 31, 2016 fair value for the warrants issued was calculated using the Monte Carlo Simulation model with the following assumptions:

Dividend yield	0.00%
Volatility	80.00% - 83.00%
Risk free interest rate	1.20% - 2.09%
Expected life	2.05 - 6.13 years

As of December 31, 2020 and 2019, there were 6,068 warrants outstanding.

On March 31, 2017, the Company issued common stock in a private placement offering to a director and stockholder of the Company. The common stock was issued at $5.98 per share. The issuance triggered the “down-round” provision in the outstanding warrants, reduced the exercise price from $12.00 per share to $5.98 per share, and increased the number of shares issuable under these warrants by 3,044. Due to the early adoption of ASU 2017-11, the Company recognized as a dividend of $17,745, which is the change the fair value immediately after the down round feature was triggered.

On April 24, 2018, the Company issued common stock in a private placement offering. The common stock was issued at $2.75 per share. The issuance triggered the “down-round” provision in the outstanding warrants, reduced the exercise price from $5.98 per share to $2.75 per share, and increased the number of shares issuable under these warrants by 7,128. Due to the early adoption of ASU 2017-11, the Company recognized as a dividend of $5,330, which is the change the fair value immediately after the down round feature was triggered.

On January 1, 2017 the Company retrospectively applied the guidance of ASU 2017-11 to the outstanding financial instruments and reclassified the derivative liability outstanding at January 1, 2017 to additional paid-in capital.

F-19

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The December 31, 2016 fair value for the warrants issued was calculated using the Monte Carlo Simulation model with the following assumptions:

Dividend yield	0.00%
Volatility	81.00%
Risk free interest rate	1.68%
Expected life	3.96 years

As of December 31, 2020 and 2019, none of the warrants had been exercised.

On March 31, 2017, the Company issued common stock in a private placement offering to a director and stockholder of the Company. The common stock was issued at $5.98 per share. The issuance triggered the “down-round” provision in the outstanding warrants, reduced the exercise price of the Tier 1 and Tier 2 Notes from $7.18 and $11.58 per share to $5.98 per share, and increased the number of shares issuable under these warrants by 20,089. Due to the early adoption of ASU 2017-11, the Company recognized as a dividend of $127,232, which is the change the fair value immediately after the down round feature was triggered.

On April 24, 2018, the Company issued common stock in a private placement offering. The common stock was issued at $2.75 per share. The issuance triggered the “down-round” provision in the outstanding warrants, reduced the exercise price from $5.98 per share to $2.75 per share, and increased the number of shares issuable under these warrants by 125,963. Due to the early adoption of ASU 2017-11, the Company recognized as a dividend of $46,804, which is the change in the fair value immediately after the down round feature was triggered.

During 2014, in connection with obtaining subordinated promissory notes for $1,000,500 and $300,000 from a director and stockholder, the Company issued detachable warrants for the purchase of 1,887,554 shares of common stock at an exercise price of $5.56 per share. These warrants are exercisable, in whole or in part at any time up until the expiration of the warrant agreement on June 29, 2025. The aggregate fair value attributed to these detachable warrants was $1,224,188 at the grant date. These warrants are classified as equity in the accompanying balance sheets.

The fair value for the warrants issued was calculated using the Black-Scholes model with the following assumptions:

Dividend yield	0.00%
Volatility	87.00%
Risk free interest rate	0.40%
Expected life	10.5 years

F-20

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

As of December 31, 2020 and 2019, none of the warrants had been exercised.

Below is a summary of warrants outstanding as of December 31, 2020 and 2019:

	Number of Shares	Weighted average exercse price	Weighted average remaining contractual term
Balance at December 31, 2018	2,217,782	6.26	6.1
Granted	-	-	-
Exercised	-	-	-
Expired/Forfeited	-	-	-
Balance at December 31, 2019	2,217,782	6.26	5.1
Granted	-	-	-
Exercised	-	-	-
Expired/Forfeited	-	-	-
Balance at December 31, 2020	2,217,782	6.26	4.1

NOTE 11– FORWARD CONTRACT

On September 20, 2018, the Company announced that it had formally launched the pre-sale of the ElioCoin Security Token (the” Security Token”). Also, in September 2018, the Company, through a private placement, entered into a Forward Contract with an unrelated third party to purchase $2 million of the security token. Proceeds from the execution of the Forward Contract have been recorded as a long-term liability on the accompanying balance sheet. As of the date of this report, the Company has not completed the sale of any additional security token and does not intend to make further sales.

NOTE 12 – INCOME TAXES

For the years ended December 31, 2020 and 2019, no income tax expense was recorded.

As of December 31, 2020,   the Company has approximately $134.0 million and $112.5 million of federal and state net operating loss carryovers, respectively. These net operating loss carryovers will begin to expire in 2031 and 2024 for federal and state income tax purposes, respectively. The actual utilization of the federal and state net operating losses may be limited by the provisions of Internal Revenue Code Section 382.

Given the lack of book income in the history of the Company and the uncertainty as to the likelihood of future taxable income, the Company has recorded a full valuation allowance against all its deferred tax assets because it is more likely than not that any of its deferred tax assets would be realized. The Company will evaluate the appropriateness of the valuation allowance on an annual basis and adjust the allowance as considered necessary. The Company is subject to U.S. federal and state income tax examinations for all years from inception. No examinations are currently pending.

NOTE 13 – COMMON STOCK PAYABLE

On April 24, 2018, the Company issued 620,932 shares of Elio common stock at $2.75 per share to a related party in connection with the conversion of $1,675,000 of principal and $32,563 of accrued interest on its convertible unsecured notes.

F-21

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Stock Options

At the May 23, 2016 annual shareholder meeting, shareholders approved the adoption of the 2016 Incentive and Non statutory Stock Option Plan, which was adopted, subject to shareholder approval, by the board of directors on April 25, 2016. The plan permits the granting of options to purchase up to 2,000,000 shares of common stock. During October 2016, the Company awarded 510,380 options to certain Company personnel, and directors. Stock options granted vest equally over a three-year period. Director options are exercisable once the vesting date has occurred, and Company personnel options are exercisable once production begins. All options expire seven years from the award date and have an exercise price of $19.68 share. In March of 2018, the options were repriced at $3.00 per share. On December 31, 2018, 126,000 options were forfeited.

The fair value for the options granted was calculated using the Black-Scholes model with the following assumptions:

Dividend yield	0.00%
Volatility	70.00%
Risk free interest rate	1.11%
Expected life	4.5 years

Under the March 26, 2018 resolution, the Compensation Committee also approved the award of 259,380 additional options to certain Company personnel, and directors at an exercise price of $3.00 per share. 42,380 stock options vested immediately, while the remaining stock options granted vest equally over a three-year period. Director options are exercisable once the vesting date has occurred, and Company personnel options are exercisable once production begins. All options expire seven years from the award date.

The fair value for the 2018 options granted was calculated using the Black-Scholes model with the following assumptions:

Dividend yield	0.00%
Volatility	74.0% - 106.00%
Risk free interest rate	2.31% - 2.42%
Expected life	2.05 - 3.05 years

On March 14, 2019, the Compensation Committee approved the award of 217,000 additional options to certain Company personnel at an exercise price of $3.00 per share. The shares vested immediately. All options expire seven years from the award date.

The fair value for the 2019 options granted was calculated using the Black-Scholes model with the following assumptions:

Dividend yield	0.00%
Volatility	106.00%
Risk free interest rate	2.42%
Expected life	3.05 years

The total employee and director stock-based compensation recorded as operating expenses was $87,241 and $1,190,002 for the years ended December 31, 2020 and 2019, respectively.

F-22

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The Company currently uses authorized and unissued shares to satisfy share award exercises.

	Number of Shares	Weighted average exercise price	Weighted average remaining contractual term

Balance at January 1, 2019	524,100	19.85	1.7
Granted	217,000	3.00	3.0
Exercised	-	-	-
Expired/Forfeited	-	3.00	1.2
Balance at December 31, 2019	741,100	3.00	1.2
Granted	-	3.00	3.0
Exercised	-	-	-
Expired/Forfeited	(1,520)	-	-
Balance at December 31, 2020	739,580	3.00	0.9

Vested at December 31, 2020	465,982

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following as of December 31, 2020:

Common stock warrants outstanding - related parties	2,104,469
Common stock warrants outstanding	113,313
Common stock options outstanding under the 2016 Plan	389,000
Authorized for future grant or issuance under the 2016 Plan	1,489,620
Convertible notes payable	358,674
Series C Convertible Preferred Stock	435,036
Series D Convertible Preferred Stock	96,380
Series E Convertible Preferred Stock	50,000
5,036,492

NOTE 14 – PREFERRED STOCK

On May 31, 2018 the Company’s Board of Directors authorized the creation of 800,000 shares of Series E Preferred Stock with a par value of $.01 per share. On June 1, 2018, a Certificate of Designation was filed with the Delaware Secretary of State. The Series E Preferred have no voting rights unless and until they are converted into common stock, at which time they will have voting rights as all common stockholders. On May 31, 2018, the Company issued 50,000 shares of the Company’s Series E Convertible Preferred Stock to an unrelated third-party. Each share of Series E Convertible Preferred Stock is convertible into one share of Elio Motors Common Stock 30 days after the issue original date. And has a stated value of $10.00 for instances of deemed liquidation.

F-23

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Sales Commitments

In August 2016, an offer was circulated that until the Company reached 65,000 total reservations, non-refundable reservation holders will receive a locked price of $7,300, exclusive of destination/deliver charges, taxes, title, registration, and options/installation. As a special incentive if non-refundable reservation holders make a binding purchase commitment the locked price is reduced to $7,000. As of December 31, 2019, the Company has received 65,453 total reservations, of which 36,597 have received the locked price of $7,300 and 21,195 have made a binding purchase commitment and have received the locked price of $7,000.

Sales Discounts

The Company provides a sales discount for nonrefundable deposit customers. The deposit will be applied toward the purchase of the vehicle at the time of the customer purchase. No liability has been recorded for the nonrefundable deposit sales discount since revenues have not commenced and the utilization cannot be reasonably estimated at this time. Future committed sales discounts offered amounted to approximately $15,626,030 as of December 31, 202 and 2019.

Litigation

On July 10, 2017, the Louisiana Motor Vehicle Commission (the “LMVC”) determined that the Company was in violation of certain state laws by operating as a manufacturer and dealer without a license. The LMVC entered a judgement against the Company for a total amount of $545,000, $272,500 for not having a manufacturer’s license and $272,500 for not having an automobile dealer’s license. The LVMC ordered the Company to place all refundable reservations into a segregated account or face a daily fine of $5,000. The Company’s funds were segregated and held in a third-party fund and therefore, the Company believes it met the met the terms of the agreement.

In order to appeal the ruling, the Company had to remit $76,500 to a trust account. On March 27, 2019, the appellate court ruled in favor of the LMVC. The Company has applied the $76,500 trust payment to the original judgement of $545,000 and accrued $1,825,000 and $960,000 in its accrued expenses for year ending December 31, 2020 and December 31, 2019, respectively.   The Company is actively pursuing settlement and or negotiation of this amount, although no assurances can be made that these efforts will be successful. Therefore, the Company continues to review its options including further appeal of the decision. As of June 4, 2021, the Company has transferred all funds into a separate Cash Deposit account, held at a bank for the benefit of the holders of refundable reservations.

Creation of New Jobs

Among the terms of the Company’s purchase agreement with Racer was an agreement to use and develop the property, thereby creating at least 1,500 new jobs. The Company agreed that if it had not created 1,500 new jobs by February 28, 2016, it would pay Racer $5,000 for each full-time, permanent direct job that fell below the required number. On May 31, 2017, the Company entered into a third amendment and extended the deadline of this agreement to September 1, 2019. As of December 31, 2019 and 2020, the Company has accrued an expense of $7,500,000, which is included in accounts payable and accrued liabilities on the accompanying balance sheet.

F-24

ELIO MOTORS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 16 – RELATED PARTY TRANSACTIONS

Effective January 1, 2018, the Company entered into the third sublease amendment with Shreveport Business Park, LLC. As a result of the amendment, the Company recorded an adjustment to decrease the capital sublease obligation and respective facility under capital sublease by $1,200,724, which represents the change in the present value of the amended minimum lease payments in accordance with FASB ASC Subtopic 840-30-35, Capital Subleases.

On April 25, 2018, a director and shareholder of the Company converted $1,675,000 of principal and $32,563 of accrued interest into 620,932 shares of common stock at a conversion price of $2.75 per share. See “NOTE 8 – CONVERTIBLE NOTES PAYABLE” for further information regarding this conversion.

Several employees and directors have advanced the Company a total of $733,933 and $319,477, as of December 31, 2020 and 2019, respectively. The advances accrue interest at the monthly applicable Federal Funds rate.

As of December 31, 2020 and 2019, accounts payable and accrued liabilities due to related parties totaled $2,101,952 and $1,373,199, respectively.

As discussed in Note 6 – NOTES PAYABLE DUE TO RELATED PARTIES, as of December 31, 2020 and 2019 includes $3,827,707 payable to CH Capital Lending, LLC, and $1,900,500 payable to an officer and shareholder of the Company.

NOTE 17 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through September 7, 2021, which is the date that the financial statements were available to be issued and determined that there were no subsequent events or transactions that required recognition or disclosure in the financial statements except as discussed in Note 15.

F-25